                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

                                     between

                            CENTURY ALUMINUM COMPANY

                                       and

                                SOUTHWIRE COMPANY





                             DATED: August 31, 2000
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                                TABLE OF CONTENTS

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1     DEFINITIONS; GENERAL PROVISIONS..............................................................................2

    1.1      Definitions...........................................................................................2
    1.2      Other Defined Terms..................................................................................17
    1.3      General Provisions; Incorporation of Background......................................................18

2     PURCHASE AND SALE OF STOCK; CLOSING; PURCHASE PRICE ADJUSTMENTS.............................................19

    2.1      Purchase and Sale of Stock; Payment of Purchase Price................................................19
    2.2      Closing..............................................................................................20
    2.3      Closing Deliveries...................................................................................20
    2.4      Pre-Closing Adjustment of Purchase Price.............................................................22
    2.5      Post-Closing Adjustment of Purchase Price............................................................23
    2.6      Contingent Consideration.............................................................................26
    2.7      Assumption of Debt...................................................................................27
    2A.1     Partial Redemption of Shares.........................................................................27

3     REPRESENTATIONS AND WARRANTIES OF SOUTHWIRE.................................................................28

    3.1      Organization and Good Standing.......................................................................28
    3.2      Capitalization.......................................................................................28
    3.3      Authority; No Conflict...............................................................................30
    3.4      Books and Records....................................................................................32
    3.5      Financial Statements.................................................................................33
    3.6      No Undisclosed Liabilities...........................................................................33
    3.7      Operating Plans; Capital Budgets; Projections........................................................34
    3.8      Sales and Purchase Order Backlog.....................................................................35
    3.9      Accounts Receivable..................................................................................35
    3.10     Inventories..........................................................................................36
    3.11     Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions....................36
    3.12     Real Estate Matters..................................................................................40
    3.13     Assets...............................................................................................41
    3.14     The Business.........................................................................................45
    3.15     Customers............................................................................................45
    3.16     Product Warranties...................................................................................45
    3.17     Tax Matters..........................................................................................45
    3.18     Employee Benefits....................................................................................48
    3.19     Compliance With Laws; Permits........................................................................49
    3.20     Legal Actions; Orders; Workers' Compensation Claims..................................................50
    3.21     Material Contracts...................................................................................51
    3.22     Intellectual Property................................................................................54
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    3.23     Insurance............................................................................................57
    3.24     Environmental Matters................................................................................58
    3.25     Employees............................................................................................61
    3.26     Accounts, Lockboxes, Safe Deposit Boxes; Powers of Attorney..........................................62
    3.27     Brokers or Finders...................................................................................63
    3.28     Representations and Warranties.......................................................................63
    3.29     Year 2000 Compliance.................................................................................63
    3.30     No Material Adverse Change...........................................................................63

4     REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................................................64

    4.1      Organization and Good Standing.......................................................................64
    4.2      Authority; No Conflict...............................................................................64
    4.3      Certain Actions......................................................................................65
    4.4      Brokers or Finders...................................................................................65
    4.5      Undisclosed Principals or Agencies...................................................................65
    4.6      Investment Representation............................................................................65

5     COVENANTS OF SOUTHWIRE......................................................................................66

    5.1      Access...............................................................................................66
    5.2      Notice of Developments...............................................................................67
    5.3      Purchase of Uncollected Receivables..................................................................67
    5.4      Financial Statements and Comfort Letter..............................................................67
    5.5      Operation of the Business............................................................................68
    5.6      Negative Covenants...................................................................................69
    5.7      No Negotiation.......................................................................................70
    5.8      Labor Matters........................................................................................70
    5.9      Regulatory and Other Authorizations; Notices and Consents............................................70
    5.10     Non-Solicitation.....................................................................................71
    5.11     Unwanted Property....................................................................................72
    5.12     Consent Order........................................................................................72
    5.13     Supplementation and Correction of Information........................................................72
    5.14     Transfer of Assets; Capital Expenditures.............................................................73

6     COVENANTS OF PURCHASER......................................................................................74

    6.1      Regulatory and Other Authorizations; Notices and Consents............................................74
    6.2      Labor Negotiations...................................................................................74
    6.3      Certain Tax Matters..................................................................................75
    6.4      Environmental Cooperation and Access.................................................................84
    6.5      Non-Solicitation.....................................................................................85
    6.6      Financing............................................................................................85
    6.7      Post-Closing Actions.................................................................................85
    6.8      Power Agreements.....................................................................................86
    6.9      Notice of Developments...............................................................................86
    6.10     Collection of Receivables............................................................................86

7     EMPLOYEE MATTERS............................................................................................86

    7.1      Employees............................................................................................86
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    7.2      Employee Benefit Plans...............................................................................88
    7.3      Medical Coverage.....................................................................................88

8     CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE.....................................................89

    8.1      Accuracy of Representations..........................................................................89
    8.2      Seller's Performance.................................................................................89
    8.3      Clear Title to Shares................................................................................90
    8.4      Consents.............................................................................................90
    8.5      Financing............................................................................................90
    8.6      No Actions...........................................................................................90
    8.7      Collective Bargaining Agreement; Labor Matters.......................................................91
    8.8      No Material Adverse Change...........................................................................91
    8.9      HSR Act..............................................................................................91
    8.10     Survey...............................................................................................91
    8.11     Easements............................................................................................92
    8.12     Environmental Permits................................................................................92
    8.13     Liens................................................................................................92

9     CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE........................................................92

    9.1      Accuracy of Representations..........................................................................93
    9.2      Purchaser's Performance..............................................................................93
    9.3      Assumption of Power Contract.........................................................................93
    9.4      No Actions...........................................................................................93
    9.5      HSR Act..............................................................................................93
    9.6      Labor................................................................................................94
    9.7      Easements............................................................................................94

10    TERMINATION.................................................................................................94

    10.1     Termination Events...................................................................................94
    10.2     Effect of Termination................................................................................95

11    INDEMNIFICATION.............................................................................................95

    11.1     Survival of Representations and Warranties; Claims...................................................95
    11.2     Indemnification by Seller............................................................................96
    11.3     Indemnification by Purchaser.........................................................................99
    11.4     Allocation of Certain Losses........................................................................100
    11.5     Certain Limitations.................................................................................101
    11.6     Notification of Claims..............................................................................102
    11.7     Indemnification Agreements..........................................................................103
    11.8     Limitations.........................................................................................103
    11.9     Exclusive Remedies; Materiality.....................................................................103
    11.10    Satisfaction of Indemnification Obligations.........................................................104
    11.11    Indemnity Support...................................................................................104

12    GENERAL PROVISIONS.........................................................................................108

    12.1     Expenses............................................................................................108
    12.2     Public Announcements................................................................................108
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    12.3     Confidentiality.....................................................................................108
    12.4     Notices.............................................................................................109
    12.5     Governing Law; Jurisdiction; Service of Process.....................................................110
    12.6     Further Assurances..................................................................................110
    12.7     Waiver..............................................................................................110
    12.8     Entire Agreement and Modification...................................................................111
    12.9     Assignments, Successors, and No Third-Party Rights..................................................111
    12.10    Severability........................................................................................111
    12.11    Section Headings, Construction......................................................................112
    12.12    Time of Essence.....................................................................................112
    12.13    Counterparts........................................................................................112
    12.14    Records Retention...................................................................................112
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
                            STOCK PURCHASE AGREEMENT


           THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made this 31st day of August, 2000, by and between CENTURY ALUMINUM COMPANY, a Delaware corporation ("Purchaser"), and SOUTHWIRE COMPANY, a Delaware corporation ("Southwire" or "Seller").

                                   BACKGROUND

           A. Metalsco Ltd. ("Metalsco"), a Georgia corporation, is a wholly-owned subsidiary of Southwire.

           B. Skyliner, Inc. ("Skyliner"), a Delaware corporation, is a wholly-owned subsidiary of Metalsco.

           C. NSA, Ltd. ("NSA") is a limited partnership, whose only partners are Metalsco and Skyliner.

           D. Through NSA, together with certain properties and assets owned by Southwire, Southwire conducts the Business (as defined herein).

           E. Purchaser desires to purchase, either directly or through an entity established for the purpose, from Seller, and Seller desires to sell to Purchaser, the Business, and to such purpose, Purchaser shall acquire from Seller on the Closing Date all of the then authorized, issued and outstanding capital stock of Metalsco (the "Shares") and certain properties and assets necessary for the operation of the Business, and Seller shall assign to Purchaser and Purchaser shall assume certain liabilities related to the operation of the Business, all as more fully described herein, upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

           NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations, and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, agree as follows:

1.         DEFINITIONS; GENERAL PROVISIONS

           1.1 Definitions. For purposes of this Agreement and the Exhibits and Schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

           "Action" means any claim, action, suit, audit, arbitration, inquiry, proceeding or investigation (whether civil, criminal, administrative, investigative or informal) by or before or otherwise involving any Governmental Body or arbitrator(s).

           "Additional Assets" means the assets identified on Schedule 1.1(a) attached hereto.

           "Adjusted Working Capital" means the excess of the current assets over the current liabilities (in each case as set forth on Schedule 1.1(b)) shown on any specified balance sheet of NSA prepared on a basis consistent with the preparation of the Reference Balance Sheet; provided, however, (a) current assets used in determining such Adjusted Working Capital shall not include (i) any amounts receivable by NSA from Seller or any of its Affiliates under intercompany accounts except for accounts receivable for aluminum delivered to Seller by NSA from the Plant that on the date of the balance sheet are within the payment terms provided for in the Aluminum Supply Agreement, (ii) insurance premiums with respect to policies identified on Schedule 3.23(a) for periods post-Closing, to the extent pre-paid as of the date of the balance sheet, (iii) any reserve for doubtful or uncollectible accounts receivable, (iv) unrealized gains on hedging transactions, or (v) any deferred Tax assets, and (b) current liabilities used in determining Adjusted Working Capital shall not include (i) any portion of the Assumed Indebtedness, (ii) any reserves or accruals for Environmental Matters, whether known or unknown, fixed or contingent, (iii) any accruals or reserves for deferred Taxes, (iv) any liability related to federal, state or local income taxes, (v) the Southwire Employment Liabilities, (vi) any reserves or accruals for contributions to the Southwire 401(k) Plan for any Employee with respect to the fiscal year ending December 31, 2000, or any portion thereof or any period prior thereto or for obligations payable to Hired Employees following the Closing, other than amounts accrued for management performance bonuses, salaried Christmas pay, holiday pay, vacation time and normal accrued wages for the year ending December 31, 2000 to the extent

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such bonuses and liabilities shall have accrued as of the Effective Time, or
(vii) unrealized losses on hedging transactions.

           "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

           "Alcoa" means Alcoa, Inc.

           "Alumina Supply Agreement" means the Alumina Purchase Agreement, dated as of December 18, 1997, between Kaiser and Southwire, as amended by Amendment Number 1, dated October 26, 1999, pursuant to which Kaiser has agreed to provide to Southwire its requirements for alumina at the Plant.

           "Aluminum Fluoride Supply Agreement" means the purchase order agreement dated August 18, 1997 between Alcoa and NSA, pursuant to which Alcoa has agreed to supply aluminum fluoride to NSA.

           "Aluminum Supply Agreement" means the Aluminum Supply Agreement to be entered into between Purchaser and Southwire on and as of the Closing Date, in the form attached hereto as Exhibit A.

           "Assumed Indebtedness" means the obligations of NSA and Southwire with respect to the $7,815,000 Hancock County, Kentucky Solid Waste Disposal Facilities Revenue Bonds (NSA, Ltd. Project), Series 1998, to be assumed by Purchaser pursuant to Section 2.7.

           "Assumed Liabilities" means the liabilities of the Business identified on Schedule 1.1(c) attached hereto.

           "Business" means the business of converting alumina into primary aluminum at the Plant and the sale of such primary aluminum, as conducted by Southwire and its Affiliates.

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           "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are authorized or required by Legal Requirement to be closed for business in the City of New York.

           "Closed Potliner Disposal Areas" means the areas previously used by Seller and its Affiliates for the disposal of spent potliners from the Plant, including, without limitation, the spent potliner disposal area, the south slurry pond and the east slurry disposal area identified on Schedule 1.1(d).

           "Closing" means the consummation of the Contemplated Transactions.

           "Closing Balance Sheet" means the balance sheet of NSA as of the Closing Date, to be prepared pursuant to Section 2.5(a).

           "Closing Date" means the date and time as of which the Closing actually takes place.

           "Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and any regulations promulgated by the Internal Revenue Service pursuant to that code or any successor law.

           "Coke Supply Agreement" means the Calcined Petroleum Coke Supply Contract dated February 26, 1999, between Reynolds and NSA Incorporated pursuant to which Reynolds has agreed to provide to NSA Incorporated calcined petroleum coke.

           "Consent" means any approval, consent, ratification, waiver, or other authorization or release (including any Governmental Authorization).

           "Contemplated Transactions" means, collectively, all of the transactions contemplated by this Agreement and each of the Related Agreements.

           "Contract" means any agreement or contract (whether written or oral), including without limitation any insurance policy, that is legally binding.

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           "Current Groundwater Recovery and Treatment System" has the meaning given to that term in the Environmental Access and Cooperation Agreement.

           "Electric Service Participation Agreement" means the Electric Service Participation Agreement to be entered into on or before the Closing Date by and between Southwire and Purchaser, in the form attached hereto as Exhibit B.

           "Employee Benefit Plan" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other employee program, arrangement or agreement, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan or fringe benefit plan that Southwire or any of its Affiliates has or had any obligation to contribute to or has maintained or sponsored for the benefit of any employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Business.

           "Employees" means all employees of Southwire, Metalsco or NSA who are employed in the Business as of the Closing Date, including, without limitation, those on layoff, paid or unpaid leaves, but excluding the executive officers who are statutory employees of those entities and are listed on Schedule 1.1(e).

           "Encumbrance" means any mortgage, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), charge (whether fixed or floating), preference, priority, exception, reservation, restriction, covenant, right of way, easement, lease, agreement or other security agreement or preferential arrangement of any kind or nature whatsoever (including any similar such interest arising under the laws of any applicable domestic or foreign jurisdiction and including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any domestic or foreign jurisdiction).

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           "Environmental Access and Cooperation Agreement" shall mean the
Environmental Access and Cooperation Agreement to be entered into on or before the Closing Date by and between Southwire and Purchaser, in the form attached hereto as Exhibit C.

           "Environmental Claim" means any Action based upon or arising out of an alleged violation of Environmental Law.

           "Environmental, Health and Safety Liabilities" means, collectively, any Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law.

           "Environmental Law" means any Legal Requirement or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Material or wastes, but does not include any Legal Requirement or Order relating primarily to worker or workplace safety.

           "Environmental Matter" means any matter or circumstance related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Material into the environment, or (ii) the treatment, storage or other handling of any Hazardous Material, or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any Hazardous Material, including, but not limited to, polychlorinated biphenyls ("PCBs"), in any building, structure or workplace or on any real property, or (v) any actual or alleged breach of an Environmental Law.

           "Environmental Permit" means any Permit required to be granted to a Person in order for such Person to be in compliance with Environmental Law.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Financial Statements" means, collectively, (i) the audited balance sheets as of, and related audited statements of income and cash flow for the fiscal years ended, December 31, 1997, December 31, 1998, and December 31, 1999, of NSA (including the Reference Balance Sheet), copies of which have been previously provided to Purchaser, (ii) the unaudited balance sheet as of, and related statements of income and cash flow for, the six-month period ended June 30, 2000, of NSA, copies of which have been previously provided to Purchaser, and (iii) the Closing Balance Sheet.

           "GAAP" means, at any particular time, generally accepted accounting principles as in effect in the United States at such time, consistently applied with prior periods and with past practices of the Business; provided, however, that, if it were permissible to use more than one principle at the relevant time in respect of a particular accounting matter, "GAAP" shall refer to the principle which was then employed by NSA.

           "Governmental Authorization" means any Consent, license or Permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

           "Governmental Body" means any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity or authority of any nature, including without limitation any court or other tribunal.

           "GREC" means Green River Electric Corporation, the predecessor of Kenergy.

           "Hazardous Material" means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of PCBs, (ii) any chemicals or other materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law,

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
and (iii) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body under any Environmental Law.

           "Hired Employees" means the Hired Salaried Employees and the hourly Employees hired by Purchaser pursuant to the offers of employment made in accordance with Section 7.1(a).

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules promulgated pursuant to that act or any successor law.

           "Indebtedness Assumption Agreement" shall mean the assignment and assumption agreement to be entered into on and as of the Closing Date by and between Southwire and Purchaser or an Affiliate of Purchaser pursuant to Section
2.7 hereof.

           "Intellectual Property" means (i) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iv) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, (v) copyrightable works, copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (vi) computer software, including, without limitation, source code, operating systems and

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
specifications, data, data bases, files, displays, documentation and other materials related thereto, data and documentation, (vii) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (viii) technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (ix) copies and tangible embodiments of all the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (xi) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

           "Inventories" means all inventory, merchandise, work-in-progress, finished goods, and raw materials related to the Business, maintained, held or stored by or for NSA in respect of the Business on the Closing Date and any prepaid deposits for any of the same.

           "Kaiser" means Kaiser Aluminum & Chemical Corporation.

           "Kenergy" means Kenergy, the successor to GREC.

           "Knowledge" or "Known" means those facts which are known, or would be known upon reasonable inquiry in the ordinary course of business, (i) with respect to Southwire, Metalsco, Skyliner, NSA or the Business, by any officer of Southwire or any employee designated as a "director" or "manager" of Southwire, Metalsco, Skyliner or NSA, and (ii) with respect to NSA or the Business, by the Plant Manager, any Manager, Controller or Reduction General Supervisor, or any other Person acting in a managerial capacity who reports directly to the Plant Manager, as identified on Schedule 1.1(f), or any of the following named individuals: Mr. Roy Long, Mr. John Stephens and Mr. Stanley Tate. With respect to any other Person, "Knowledge" or "Known" means those facts which are known, or would be known upon reasonable inquiry in the ordinary course of business, by such Person or any officer, manager or other Person acting in a supervisory capacity with respect to the relevant matter. With respect to

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
Tax matters, "Knowledge" also shall mean those facts which are known, or would be known upon reasonable inquiry in the ordinary course of business, by employees or agents of the relevant Person responsible for Tax matters.

           "LEC" means LG&E Energy Corp.

           "LEM" means LG&E Energy Marketing Inc.

           "Leased Personal Property" means, collectively, all personal property described on Schedule 1.1(g) attached hereto with respect to which a Lease is in effect under which annual rental payments of Ten Thousand Dollars ($10,000) or more are made.

           "Leases" means, collectively, Seller's leasehold interests in Leased Personal Property used in the Business.

           "Legal Requirement" means any United States federal, state, local or foreign law, statute, ordinance, principle of common law, rule, regulation, code, order or other requirement of a Governmental Body.

           "Liabilities" means any and all debts, obligations and liabilities, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, or determined or determinable, including without limitation those arising under any Legal Requirement (including without limitation any Environmental, Health and Safety Liabilities), Action, Order, contract, agreement, arrangement, commitment or undertaking.

           "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed from a third party by Seller and used in the Business; provided, however, Licensed Intellectual Property shall not include any generally available non-customized software licensed by Southwire for use by Southwire and its subsidiaries (including but not limited to Microsoft Outlook, Excel and other similar operating systems).

           "Master Assignment Agreement" means the Master Assignment Agreement to be entered into on or before the Closing Date by and between Southwire and Purchaser, and consented to by Kenergy, in the form attached hereto as Exhibit D.

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           "Material Adverse Effect" means an event, circumstance, development, change or occurrence (other than general economic conditions or conditions occurring or prevailing in the aluminum reduction industry generally) which, individually or together with any other event, circumstance, development, change or occurrence, has or reasonably could be expected to have a material and adverse impact on (i) the business, operations, properties, financial position or results of operation of the Business, taken as a whole, or (ii) the ability of Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted.

           "NLRA" shall mean the National Labor Relations Act, 29
U.S.C.Section 151 et seq.

           "NLRB" means the National Labor Relations Board.

           "NLRB Litigation" means the ongoing unfair labor practices litigation brought by the Union and the NLRB against Southwire before the NLRB and the related Section 10(j) proceedings under the NLRA, including any and all amendments (regardless of when made) to the ULP Complaint and charges, and any additional labor litigation that may arise at any time in connection with pre-Closing actions of Seller.

           "Natural Gas Supply Agreement" means the Gas Sales Contract, dated April 1, 1999 between Southwire/NSA and SIGCORP, as amended to date.

           "Natural Gas Transportation Agreement" means the Large Volume Natural Gas Service Agreement, dated December 20, 1990, between Southwire and Western Kentucky, as amended to date.

           "Occupational Safety and Health Law" means any Legal Requirement requiring or intended to promote safe and healthful working conditions, or otherwise existing for the purpose of reducing occupational safety and health hazards other than any Environmental Law.

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           "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.

           "Owned Intellectual Property" means all Intellectual Property in and to which Seller, Metalsco, Skyliner or NSA holds, or has a right to hold, right, title and interest and which is used in the Business, except for that Intellectual Property set forth in Item 1 of Schedule 3.13(d).

           "Partnership Agreement" means the Agreement of Limited Partnership of NSA II, Ltd., dated as of December 31, 1997, between Metalsco and Alumina, Inc. (the predecessor of Skyliner) pursuant to which Metalsco and Alumina, Inc., as partners, formed NSA (formerly known as NSA II, Ltd.).

           "Permit" means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, waiver, or right of any kind granted to any Person or to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or any of its properties or assets or its business.

           "Permitted Encumbrances" means, collectively, the Encumbrances set forth on Schedule 1.1(h) attached hereto together with such other minor imperfections in title as will not individually or in the aggregate materially and adversely affect the use, marketability or value of the property to which such imperfection in title relates.

           "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body, as well as any syndicate, group or the like that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

           "Pitch Supply Agreement" means the Sales Agreement dated October 1, 1997, between Reilly and NSA, Inc., pursuant to which Reilly has agreed to provide to NSA, Inc. its requirements for coal tar pitch.

           "Plant" means the aluminum smelter and ancillary facilities located in Hawesville, Kentucky.

           "Power Contract" means, collectively, the Agreement for Electric Service between Kenergy (formerly GREC) and Southwire, and Amendment No. 1 thereto, each dated July 15, 1998 and all agreements related to the provision of electrical power thereunder to the Plant entered into by or among the Power Suppliers and Southwire or its Affiliates.

           "Power Supply Agreements" shall mean, collectively, the (a) Master Assignment Agreement, (b) Electric Service Participation Agreement and (c) the Special Assignment Agreement.

           "Power Suppliers" shall mean, collectively, Kenergy (formerly GREC), LEC and LEM.

           "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

           "Purchaser" means Century or any Affiliate of Century established by Century for the purpose of acquiring the Business and to which Century shall assign its rights hereunder.

           "Purchaser's Accountants" means Deloitte & Touche, L.L.P., independent accountants of Purchaser.

           "Real Property" means, collectively, the real estate described on
Schedule 1.1(i) attached hereto together with all rights, title and interests in and to all buildings and improvements erected thereon and all fixtures and appliances installed in, attached to, or situated in or upon, such real estate and any and all appurtenances relating to such real estate subject to the Permitted Encumbrances; provided, however, Real Property shall not include the Closed Potliner Disposal Areas.

           "Receivables" means any and all accounts receivable, notes and other amounts receivable arising from the conduct of the Business on or before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

           "Record of Decision" means the Final Record of Decision issued by the United States Environmental Protection Agency, dated July 2000, and any future modifications thereof, addressing the National Southwire Aluminum NPL Site, Hawesville, Hancock County, Kentucky.

           "Reference Balance Sheet" means the audited balance sheet of NSA as of December 31, 1999.

           "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the Department of Treasury with respect to the Code or other federal tax statutes.

           "Reilly" means Reilly Industries, Inc.

           "Related Agreements" means, collectively, the Indebtedness Assumption Agreement, the Aluminum Supply Agreement, the Environmental Access and Cooperation Agreement, the Power Supply Agreements, the Shared Services Agreement and other agreements that will provide for the joint use of utilities and other facilities, each of which is a "Related Agreement."

           "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

           "Remedial Action" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources with respect to Hazardous Materials; (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or
(iv) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property in each case in respect of Hazardous Materials.

           "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

           "Reynolds" means Reynolds Metal Company.

           "Seller's Accountants" means Ernst & Young LLP, independent accountants of Seller.

           "Shared Services Agreement" means the Shared Services Agreement to be entered into between Purchaser and Southwire on and as of the Closing Date, in the form attached hereto as Exhibit E.

           "Shares" has the meaning set forth in paragraph E of the Background hereof.

           "SIGCORP" means SIGCORP Energy Services, LLC.

           "Southwire Employment Liabilities" means the salaries and wages (including all withholdings required by federal, state or local law with respect thereto) and other amounts payable to Employees by Southwire as provided in
Section 7.1(c).

           "Special Assignment Agreement" means the Special Assignment Agreement to be entered into on or before the Closing Date by and among Southwire, Purchaser and LEM, in the form attached hereto as Exhibit F, to assign to Purchaser the rights of Seller under (i) the Assurances Agreement between Seller and LEM, dated July 17, 1998, as amended to date and (ii) the Load Management Agreement between Seller and LEM dated July 15, 1998, as amended to date.

           "Strike" means the work stoppage initiated by the Union against Southwire on or about June 26, 1998.

           "Suppliers" means, collectively, Alcoa, Kaiser, Reilly, Reynolds, SIGCORP and Western Kentucky.

           "Supply Agreements" means, collectively, the Alumina Supply Agreement, Aluminum Fluoride Supply Agreement, Coke Supply Agreement, Natural Gas Supply Agreement, Natural Gas Transportation Agreement and Pitch Supply Agreement.

           "Tax" or "Taxes" means any fee, tax, levy, assessment, tariff or duty imposed, assessed or collected by or under the authority of any Governmental Body and all interest and penalties with respect thereto.

           "Tax Return" means any return, report, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

           "Threatened": an Action, dispute or other matter will be deemed to have been "Threatened" with respect to any Person if such Person has received any written demand or statement, or other written notice from any source, with respect to such Action, dispute or other matter.

           "Trustee" means The Bank of New York, in its capacity as trustee under the Trust Indenture, dated as of June 1, 1998, by and between Hancock County, Kentucky and the Trustee relating to the Assumed Indebtedness.

           "ULP Complaint" means the complaint alleging unfair labor practices filed by the Union and the NLRB against Southwire in the NLRB Litigation.

           "Union" means the United Steelworkers of America, and includes the International and Local chapter.

           "Unwanted Property" means all Property owned or held at any time on or prior to the Closing Date by, and any Liabilities of, Metalsco, Skyliner, NSA or any subsidiary of any of them or any predecessor of any of the foregoing, other than (i) the Assets, (ii) the

Liabilities of the Business reflected in the Closing Balance Sheet, and (iii) the Assumed Liabilities and any other Liabilities of the Business expressly assumed hereunder.

           "WARN Act" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C.Section 2101 et seq.

           "Western Kentucky" means Western Kentucky Gas Company.

     1.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term                                                                   Section
----                                                                   -------
Accounting Firm                                                        6.3(a)
Agreed Estimated Net Working Capital                                   2.4(a)
Assets                                                                 3.13
Closing Payment                                                        2.1(a)
Companies                                                              3.17
Company Affiliated Group                                               3.17
Contingent Consideration                                               2.6
Contingent Consideration Pay Period                                    2.6
Contingent Consideration Rate                                          2.6
Default Estimated Net Working Capital                                  2.4(a)
ERISA Affiliate                                                        3.18(b)
Effective Time                                                         7.1(c)
Forte                                                                  2A.1
Hired Salaried Employees                                               7.1(b)
Indemnified Party                                                      11.5
Indemnifying Party                                                     11.5
Indemnity Support                                                      11.11
Indemnity Support Issuer                                               11.11
Independent Accounting Firm                                            2.5(b)(ii)
Loss                                                                   11.2(a)

Term
-----

                                                                       Section
                                                                       --------
Material Contracts                                                     3.21
Maximum Amount                                                         11.5(a)
Metalsco                                                               Background
Note                                                                   2A.1
NSA                                                                    Background
Pre-Closing Period                                                     2A.1
Purchase Price                                                         2.1(b)
Purchaser Affiliated Group                                             6.3(d)
Purchaser Indemnified Party                                            11.2
Purchaser's Defined Contribution Plan                                  7.2
Redeemed Shares                                                        2A.1
Section 11.4 Loss                                                      11.4
Seller Indemnified Party                                               11.3
Seller's Consolidated Net Worth                                        11.11(b)
Seller's Estimated Net Working Capital                                 2.4(a)
Settlement Quotation                                                   2.6(a)
Skyliner                                                               Background
Southwire 401(k) Plan                                                  7.2
Term                                                                   11.11(d)(i)
Third Party Claims                                                     11.5
Threshold Amount                                                       11.5
Written Demand                                                         6.3(b)

     1.3   General Provisions; Incorporation of Background.

           (a) Unless expressly provided otherwise in this Agreement, or the Related Agreements, or unless the context requires otherwise:

                      (i) all capitalized terms used in the Related Agreements that are defined in this Agreement shall have the respective meanings assigned to them herein;

                      (ii) all accounting terms used in this Agreement and in the Related Agreements shall have the meanings given to them in accordance with GAAP;

                      (iii) the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders; and all references to any particular party defined herein shall be deemed to refer to each and every Person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

                      (iv) unless otherwise identified, all references to "Sections" shall be deemed to refer to the provisions of this Agreement;

                      (v) unless otherwise explicitly stated, all references to time herein shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect; and

                      (vi) all references to sections, subsections, paragraphs or other provisions of any Legal Requirement shall be deemed to include successor, amended, renumbered or replacement provisions, if any, thereof.

             (b) The Background provisions set forth above are hereby incorporated by reference into this Agreement and made a part hereof as if set forth in their entirety in this Section 1.3(b).

     2.    PURCHASE AND SALE OF STOCK; CLOSING; PURCHASE PRICE
           ADJUSTMENTS

     2.1   Purchase and Sale of Stock; Payment of Purchase Price.

           (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, upon payment of Four Hundred Sixty Million Dollars ($460,000,000), subject to the adjustments set forth in Section 2.4 (the "Closing Payment"), by the initiation of wire transfer of immediately available funds to an account specified in writing by Southwire, (i) Purchaser or an Affiliate of Purchaser designated by Purchaser will purchase and accept from Seller, and Seller will sell, transfer, convey and deliver to Purchaser or such Affiliate of Purchaser all of the Shares, (ii) Purchaser or an Affiliate of Purchaser designated by

Purchaser, will purchase and accept from Seller, and Seller will sell, assign, transfer, convey and deliver to Purchaser or such Affiliate of Purchaser, all of the Additional Assets, and (iii) Seller shall transfer and assign to Purchaser or such Affiliate of Purchaser, and Purchaser or such Affiliate of Purchaser shall assume, the Assumed Liabilities and the Assumed Indebtedness.

           (b) The total purchase price (the "Purchase Price") for the acquisition of the Shares and the Additional Assets from Southwire shall be equal to the Closing Payment, plus or minus the amount of any adjustments pursuant to Section 2.5, plus the assumption of the Assumed Liabilities and the Assumed Indebtedness. At the Closing, Purchaser shall pay the Closing Payment.

     2.2 Closing. The Closing will take place at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP in New York City at 10:00 A.M. on a date which is within five (5) Business Days of the date on which all of the conditions set forth in Sections 8 and 9 hereof are satisfied, provided that such date shall be
(i) no earlier than October 15, 2000 and (ii) no later than the later of (x) ninety (90) days after the date hereof and (y) ten (10) Business Days following the date of receipt of final HSR Act approval in the event of any extensions required to comply with issues arising under the HSR Act, or at such other time and place as the parties may mutually agree.

     2.3   Closing Deliveries. At the Closing:

           (a) Seller will deliver, or cause to be delivered, to Purchaser:

                      (i) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

                      (ii) a bill of sale, in form and substance reasonably satisfactory to Purchaser, of the transfer by Seller to NSA of the tangible personal property constituting the Additional Assets to be so transferred as provided in Section 5.14;

                      (iii) a closing certificate executed by Southwire substantially in the form attached hereto as Exhibit G;

                      (iv) each of the Related Agreements, duly executed by Southwire and each other party (other than Purchaser or Purchaser's Affiliates) thereto;

                      (v) consents of (A) each Supplier, whose consent is required for the assignment to Purchaser or an Affiliate of Purchaser designated by Purchaser by Southwire or the Affiliate of Southwire which is a party to the relevant Supply Agreement of all of its rights and, effective from and after the Closing, its obligations under the Supply Agreement to which the Supplier is a party, and (B) the Trustee, to the assumption by Purchaser or an Affiliate of Purchaser of the obligations of [Southwire] under the Assumed Indebtedness; each such consent to be in form and substance satisfactory to Purchaser in its reasonable discretion;

                      (vi) a receipt for the Closing Payment;

                      (vii) the Indemnity Support;

                      (viii) all other certificates, instruments and documents to be delivered by Southwire pursuant to this Agreement or any of the Related Agreements;

                      (ix) all books and records of Metalsco, Skyliner and NSA, including without limitation all minute books, stock registers and corporate records of Metalsco and Skyliner and all minute books and partnership records of NSA;

                      (x) a special warranty deed conveying to NSA the Real Property as contemplated by Section 5.14(a);

                      (xi) certified copies of the instruments of transfer referred to in the last sentence of Section 2A.1; and

                      (xii) an assignment agreement in form and substance reasonably satisfactory to Purchaser.

           (b) Purchaser will deliver, or cause to be delivered, to Southwire:

                      (i) The Closing Payment payable in the manner described in
           Section 2.1;

                      (ii) an assignment and assumption agreement in form and substance reasonably satisfactory to Seller;

                      (iii) a certificate executed by Purchaser substantially in the form attached hereto as Exhibit H;

                      (iv) each of the Related Agreements, duly executed by Purchaser; and

                      (v) all other certificates, instruments and documents to be delivered by Purchaser to Seller pursuant to this Agreement or any of the Related Agreements, including without limitation all documents necessary for Purchaser's assumption of the Assumed Indebtedness.

     2.4   Pre-Closing Adjustment of Purchase Price.

           (a) On or around the tenth Business Day preceding the Closing Date, Seller shall in good faith estimate the Adjusted Working Capital as of the last calendar day of the immediately preceding calendar month (the "Seller's Estimated Adjusted Working Capital") and deliver to Purchaser in accordance with
Section 12.4 a notice specifying Seller's Estimated Adjusted Working Capital and the basis, in reasonable detail, for such calculation. Purchaser shall have seven (7) Business Days to review Seller's Estimated Adjusted Working Capital during which time Seller shall in good faith assist Purchaser in such review. After such seven Business Day review period shall have terminated, either (i) the parties shall have, acting in good faith, mutually agreed on an estimate of the Adjusted Working Capital as of the last calendar day of such immediately preceding month (the "Agreed Estimated Adjusted Working Capital") or (ii) Seller, on the one hand, and Purchaser, on the other hand, shall have, acting in good faith, each determined an estimate of the Adjusted Working Capital as of the last calendar day of such immediately preceding month (the determination closest to the amount of $38,000,000 being hereinafter referred to as the "Default Estimated Adjusted Working Capital").

           (b) Following the determination of the Agreed Estimated Adjusted Working Capital or the Default Estimated Adjusted Working Capital, as the case may be, the Closing Payment shall be adjusted as follows:

                      (i) in the event the Agreed Estimated Adjusted Working Capital or the Default Estimated Adjusted Working Capital, as the case may be, exceeds the amount of $33,500,000, then the Closing Payment shall be adjusted upward by an amount equal to such excess; and

                      (ii) in the event that the Agreed Estimated Adjusted Working Capital or the Default Estimated Adjusted Working Capital, as the case may be, is less than the amount of $33,500,000, then the Closing Payment shall be adjusted downward by an amount equal to such shortfall.

     2.5 Post-Closing Adjustment of Purchase Price. The Purchase Price shall be subject to further adjustment after the Closing as specified in this
Section 2.5:

           (a) As promptly as practicable, but in any event within sixty (60) calendar days following the Closing Date, Purchaser shall deliver to Seller the Closing Balance Sheet, together with a certificate of Purchaser certifying that the Closing Balance Sheet was prepared in accordance with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet.

           (b) Subject to clause (ii) of this Section 2.5(b), the Closing Balance Sheet delivered by Purchaser to Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

                      (i) Seller may dispute any amounts reflected on the Closing Balance Sheet to the extent the net effect of such disputed amounts in the aggregate would affect the Adjusted Working Capital but only on the basis that the amounts reflected on the Closing Balance Sheet were not prepared in accordance with the same GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet; provided, however, that Seller shall have notified Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) calendar days of Purchaser's delivery of the Closing Balance Sheet to Seller, and provided, further, if during the thirty (30) day period specified in the preceding proviso Seller shall request access to the work papers of Purchaser relating to the preparation of the Closing Balance Sheet, Purchaser shall provide such work papers to Seller within ten
           (10) days following Seller's request therefor, and in such event the running of the thirty (30) day period within which Seller may notify Purchaser in writing of items contained in the Closing Balance Sheet that Seller disputes shall be suspended from the date of Seller's request for access to Purchaser's work papers until the date on which all such requested work papers have been provided. In the event of such a dispute, Seller's Accountants and Purchaser's Accountants shall attempt to reconcile the differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller's Accountants and Purchaser's Accountants are unable to reach a resolution with such effect within ten (10) calendar days after receipt by Purchaser of Seller's written notice of dispute, Seller's Accountants and Purchaser's Accountants shall submit the items remaining in dispute for resolution to a "Big Five" independent accounting firm other than Seller's Accountants or Purchaser's Accountants mutually acceptable to Purchaser and Seller (the "Independent Accounting Firm"), which shall, within thirty (30) calendar days after such submission, determine and report to Purchaser and Seller upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted.

                      (ii) In acting under this Agreement, Purchaser's Accountants, Seller's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

           (c) The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.5 upon the earlier of (1) the failure of the Seller timely to notify Purchaser of a dispute, (2) the resolution of all disputes, pursuant to
Section 2.5(b)(ii), by Purchaser's Accountants and Seller's Accountants, and (3) the resolution of all disputes, pursuant to Section 2.5(b)(ii), by the Independent Accounting Firm. Within three (3) Business Days of the Closing Balance Sheet being deemed final, a Purchase Price adjustment shall be made as follows:

                      (i) In the event that the Agreed Estimated Adjusted Working Capital or the Default Estimated Adjusted Working Capital, as the case may be, exceeds the Adjusted Working Capital reflected on the final Closing Balance Sheet, then the Purchase Price shall be adjusted downward in an amount equal to the full amount by which such Agreed Estimated Adjusted Working Capital or Default Estimated Adjusted Working Capital, as the case may be, exceeds the Adjusted Working Capital shown on the final Closing Balance Sheet. Purchaser shall deliver written notice to Seller specifying the amount of such downward adjustment of the Purchase Price, and Seller shall, within three (3) Business Days of receipt of such notice, pay such amount to Purchaser in immediately available funds.

                      (ii) In the event that the Adjusted Working Capital reflected on the final Closing Balance Sheet exceeds the Agreed Estimated Adjusted Working Capital or the Default Estimated Adjusted Working Capital, as the case may be, then the Purchase Price shall be adjusted upward in an amount equal to the full amount by which the Adjusted Working Capital shown on the final Closing Balance Sheet exceeds such Agreed Estimated Adjusted Working Capital or Default Estimated Adjusted Working Capital, as the case may be, and Purchaser shall, within three Business Days of such determination, pay the amount of such excess to Seller by wire transfer in immediately available funds.

     2.6 Contingent Consideration. In addition to the consideration set forth in Sections 2.1 and 2.7 hereof, for the twelve-month period commencing on the day immediately following the Closing Date and running through the first anniversary of the Closing, and thereafter for each twelve-month period through the seventh anniversary of the Closing (each such twelve-month period, a "Contingent Consideration Pay Period"), Seller shall be entitled to receive from Purchaser, subject to the provisions of this Section 2.6, an additional cash payment calculated in accordance with the provisions of this Section 2.6 (the "Contingent Consideration").


           (a) The Contingent Consideration for a particular Contingent Consideration Pay Period shall be calculated by multiplying the nominal annual production capacity, in metric tons, of the Plant, as specified below, by a rate to be determined based upon the average LME Aluminum High Grade Cash Settlement Quotation, per metric ton (the "Settlement Quotation"), as published in Platt's Metals Week for the applicable Contingent Consideration Pay Period (the "Contingent Consideration Rate"), as set forth below:

                      (i) during the first and second Contingent Consideration Pay Periods, the Contingent Consideration Rate shall be determined in accordance with Part I of Schedule 2.6(a); and

                      (ii) during the third through the seventh Contingent Consideration Pay Periods, the Contingent Consideration Rate shall be determined in accordance with the Part II of Schedule 2.6(a);

provided, however, that the total amount of Contingent Consideration payable pursuant to this Section 2.6 shall not exceed Seven Million Dollars ($7,000,000) in the aggregate. In the event that Platt's Metals Week shall cease reporting the Settlement Quotation or shall no longer be in general use in the industry as a benchmark for the actual pricing of sales of aluminum, then Seller and Purchaser shall agree on a suitable substitute indicator for determining the market price of aluminum. For purposes of this Section 2.6, the nominal production capacity of the Plant shall be two hundred thirty-five thousand (235,000) metric tons per annum.

           (b) Purchaser shall pay or cause to be paid to Seller the Contingent Consideration due, if any, under this Section 2.6 within thirty (30) calendar days after the close of the Contingent Consideration Pay Period with respect to which such Contingent Consideration is due. Such payment shall be made in each case by bank draft, certified check or wire transfer.

              2.7 Assumption of Debt. As further consideration for the sale and transfer of the Shares and Additional Assets being effected hereby, at Closing, Purchaser or an Affiliate of Purchaser designated by Purchaser shall assume the obligations of Seller or Seller's Affiliate with respect to the Assumed Indebtedness and the Assumed Liabilities. In connection with such assumption, Purchaser or an Affiliate of Purchaser designated by Purchaser and Seller or Seller's Affiliates, as applicable, shall enter into an assignment and assumption agreement, in form and substance acceptable to Purchaser and Seller, on and as of the Closing Date.

       2A. TRANSACTIONS PRIOR TO CLOSING


       2A.1 Partial Redemption of Shares. . Prior to the Closing, Southwire shall cause Metalsco to redeem one hundred twenty (120) shares, subject to adjustment, of the outstanding capital stock of Metalsco (the "Redeemed Shares"), such that after such redemption and on the Closing Date the issued and outstanding capital stock of Metalsco shall consist of eight hundred eighty
(880) shares, subject to adjustment, all of which shall constitute the Shares for all purposes hereunder. In consideration for the redemption of the Redeemed Shares, Metalsco shall (a) surrender and return to Southwire that certain promissory note of Southwire issued and delivered in payment for certain assets of Metalsco heretofore purchased by Southwire (the "Note"), which Note shall be marked "Paid In Full and Satisfied," (b) transfer and assign to Southwire one thousand (1,000) shares of the capital stock of Forte Power Systems, Inc. ("Forte"), which shares constitute all of the issued and outstanding capital stock of that company, and (iii) transfer and assign to Southwire all Unwanted Property. Southwire shall tender certificates representing the Redeemed Shares to Metalsco for cancellation on the records of Metalsco against delivery of the Note marked "Paid in Full" and delivery by Metalsco of instruments of transfer for the shares of Forte and the Unwanted Property.

       3. REPRESENTATIONS AND WARRANTIES OF SOUTHWIRE


       Seller hereby represents and warrants to Purchaser as follows:

              3.1 Organization and Good Standing. Southwire is a corporation duly incorporated, entitled to conduct business and validly existing in good standing under the corporate laws of the State of Delaware. Metalsco is a corporation duly incorporated, entitled to conduct business and validly existing in good standing under the corporate laws of the State of

Georgia. Skyliner is a corporation duly incorporated, entitled to conduct business and validly existing in good standing under the corporate laws of the State of Delaware. NSA is a limited partnership duly organized, entitled to conduct business and validly existing in good standing under the limited partnership laws of the State of Kentucky. Each of Seller, Metalsco and Skyliner has full corporate power and authority, and NSA has full partnership power and authority, to conduct its business as it is now being conducted and to own or use the property and assets that it owns or uses. Each of Metalsco, Skyliner and NSA is duly licensed or qualified to do business as a foreign corporation or foreign limited partnership, as appropriate, and in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such licensing or qualification, except to the extent that the failure to be so licensed or qualified would not (a) adversely affect the ability of Seller to carry out all of its obligations under this Agreement and the Related Agreements, or (b) have a Material Adverse Effect.

              3.2 Capitalization.

                     (a) As of the date hereof, the outstanding capital stock of Metalsco consists of one thousand (1,000) shares of common stock, no par value. All of such shares have been duly authorized, validly issued, are outstanding, are fully paid and nonassessable, and such shares were not issued in violation of any preemptive rights. Seller owns all of such shares free and clear of all liens or other restrictions or claims of any other Person. Other than such shares of common stock, there are no other shares of stock of Metalsco of any class which have been authorized or issued. As of the Closing Date, the Shares shall consist of eight hundred eighty (880) shares of common stock, no par value, after giving effect to the redemption described in Section 2A.1 and shall constitute all of the authorized, issued and outstanding shares of capital stock of Metalsco.

                     (b) On and as of the Closing Date, the Shares shall be duly authorized, validly issued and outstanding, fully paid and nonassessable and shall not have been issued in violation of any preemptive rights. On and as of the Closing Date, Seller shall own all of the Shares free and clear of all liens or other restrictions or claims by any other Person and shall have good and marketable title to the Shares. Neither Seller nor Metalsco has and as of the

Closing Date neither of them shall have any commitment or obligation to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for, purchase or otherwise acquire from Seller or Metalsco (whether by preemptive right, right of first refusal or otherwise), any such shares of capital stock or securities of Metalsco, and no such securities or obligations are or shall be issued or outstanding.

                     (c) The authorized capital stock of Skyliner consists of five hundred (500) shares of common stock, one dollar ($1.00) par value, of which two hundred (200) shares are issued and outstanding. All of such shares of capital stock of Skyliner are duly authorized, validly issued and outstanding, fully paid and nonassessable and were not issued in violation of any preemptive rights. Metalsco owns as of the date hereof, all of such shares of capital stock of Skyliner free and clear of all liens or other restrictions or claims by any other Person. None of Seller, Metalsco or Skyliner has and as of the Closing Date none of them shall have any commitment or obligation to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for, purchase or otherwise acquire from Seller, Metalsco or Skyliner (whether by preemptive right, right of first refusal or otherwise), any such shares of capital stock or securities of Skyliner, and no such securities or obligations are or shall be issued or outstanding.

                     (d) As of the date hereof and as of the Closing Date, the Partnership Agreement is and shall be in full force and effect, all of the partnership interests of NSA are and will be duly and validly held by Metalsco and Skyliner in accordance with the Partnership Agreement and each of Metalsco and Skyliner has and will have made in full all capital contributions required to be made by it in accordance with the Partnership Agreement. No other Person has or will have a right to any partnership interest in NSA and none of Seller, Metalsco, Skyliner or NSA has and as of the Closing Date shall have any commitment or obligation to sell or otherwise convey to any Person any partnership interests or rights to participate in the capital of NSA.

                     (e) At the time of the Closing, Metalsco shall have no subsidiaries, direct or indirect, other than NSA and Skyliner and no Property other than the shares of capital stock of Skyliner and the general partnership interest in NSA.

                     (f) Set forth on Schedule 3.2(f) is a complete list of all Persons which are or at any time were subsidiaries, whether direct or indirect, of Metalsco, Skyliner or NSA or in which any of such entities has held an ownership interest, including (i) the date and jurisdiction of incorporation or formation for each Person and the date and manner of disposition of the ownership interest in such other Person or other termination thereof and (ii) an accurate history summarizing the material corporate events for each such Person, including the businesses conducted and the Properties owned, leased or otherwise operated by such Person.

              3.3 Authority; No Conflict.

                     (a) Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Related Agreements to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by Seller of this Agreement and each of the Related Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Contemplated Transactions have been duly authorized by all corporate actions required of Seller, including without limitation approval by the Board of Directors of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirement affecting creditors' rights generally and by other equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies. Upon the execution by Seller of each of the Related Agreements to which it is a party, such Related Agreement will be duly executed and delivered and (assuming, in the case of each Related Agreement to which Purchaser is a party, due authorization, execution and delivery by the other Persons party thereto) will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirement affecting creditors' rights generally and by other equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies.

                     (b) Except as set forth in Schedule 3.3(b) and other than filings with the Federal Trade Commission and the Department of Justice under the HSR Act, the execution and delivery by Seller of, and performance of its obligations under, this Agreement and each of the Related Agreements to which it is a party, and the consummation of any of the Contemplated Transactions, will not, directly or indirectly:

                          (i) contravene, conflict with, or result in a violation of any provision of its certificate of incorporation or bylaws or other organizational documents, as the case may be, of Seller or any of its Affiliates;

                          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Order or to the Knowledge of Seller and its Affiliates any Legal Requirement to which it or any of its Affiliates is subject;

                          (iii) contravene, conflict with, or result, in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, restrain, amend or modify the terms of any material Governmental Authorization held by it, Metalsco, Skyliner or NSA or that otherwise affects the Business;

                          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate any Material Contract (including, without limitation, any Lease) to which it, Metalsco, Skyliner or NSA is a party and which relates to the Business; or

                          (v) result in the imposition or creation of any Encumbrance other than a Permitted Encumbrance upon or with respect to any of its property or assets or any of the property or assets of Metalsco, Skyliner or NSA.

                     (c) Except as set forth in Schedule 3.3(c) and other than filings with the Federal Trade Commission and the Department of Justice under the HSR Act, neither Seller nor any of its Affiliates is, and neither Seller nor any of its Affiliates will be, required to give any notice to or obtain any Consent from any Person in connection with the Contemplated Transactions.

              3.4 Books and Records.

                     (a) True and accurate copies of the portions of the minute books of Seller for the preceding three (3) years that relate to the Business (other than matters that relate principally to the contemplated sale of the Business) have been delivered to Purchaser, and such portions accurately reflect in all material respects all actions taken by the shareholders, the Board of Directors and all committees of the Board of Directors of Seller with respect to the Business (other than matters that relate principally to the contemplated sale of the Business).

                     (b) The minute books of Metalsco, Skyliner and NSA, true and accurate copies of which have been delivered to Purchaser, reflect in all material respects all actions taken by the shareholders or partners, as the case may be, the Boards of Directors and all committees of the Boards of Directors or other decision making body of each such entity.

                     (c) The books of account and other financial records of NSA
(i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP, (ii) are in all material respects complete and correct, fully reflect the conduct and operation of the Business throughout the periods involved and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

                     (d) All books of account, general, environmental, health and safety, financial, tax and personnel records, claim and grievance records, environmental reports, invoices, technical records and drawings, shipping records, supplier lists, correspondence and other documents, records and files and all Owned Intellectual Property are and will be delivered to Purchaser or an Affiliate of Purchaser designated by Purchaser, on the Closing Date, in good order.

              3.5 Financial Statements.

                     (a) The Financial Statements (i) were prepared in accordance with the books of account and other financial records maintained with respect to the Business, and (ii) are complete in all material respects and fairly present the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP except as set forth on
Schedule 3.5.

                     (b) The audited consolidated balance sheet of Southwire and its subsidiaries as of, and the related audited consolidated statements of income for the year ended December 31, 1999, true and accurate copies of which have been delivered by Seller to Purchaser, were prepared in accordance with GAAP and fairly present the financial condition and the results of operations of Southwire and its subsidiaries as at the date and for the period referred to in such financial statements. Since the date of such financial statements, there has been no event, circumstance, development, change or occurrence which, individually or together with any other event, circumstance, development, change or occurrence has or reasonably could be expected to have a material adverse impact on the business, operations, properties, financial position or results of operations of Southwire and its subsidiaries, taken as a whole.

              3.6 No Undisclosed Liabilities. There are and as of the Closing Date there will be no Liabilities of Metalsco, Skyliner, NSA or the Business, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, (ii) if not fully reflected or reserved against on such Reference Balance Sheet, disclosed on Schedule 3.6, (iii) incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with the past practice of the Business, and (iv) obligations incurred in the ordinary course of business pursuant to Contracts disclosed in the schedules to this
Section 3. The accruals that are reflected on the Reference Balance Sheet for Liabilities (excluding those referred to in the preceding sentence) have been established on a basis consistent with the past practices of the Business and in accordance with GAAP. Without limiting the foregoing, neither Metalsco, Skyliner nor NSA has nor shall have as of the Closing Date any Liabilities arising out of or relating to the Unwanted Property or otherwise arising out of or relating to the prior operations of the Seller or its Affiliates, including Metalsco, Skyliner or NSA, other than Liabilities arising out of or relating to the Business. None of the businesses conducted by Southwire and its Affiliates with or through the Unwanted Property was operated (a) on or from the Real Property, (b) by or utilizing any of the Employees, in their capacity as employees of NSA, Metalsco or Skyliner, or (c) utilizing any of the Assets. For all purposes under any and all applicable bankruptcy, insolvency, fraudulent conveyance and similar laws, on the date hereof and at the Closing and after giving effect to the actions contemplated by this Agreement and the Closing, Metalsco will be solvent, as such term is defined for purposes of such applicable laws.

              3.7 Operating Plans; Capital Budgets; Projections.

                     (a) Attached hereto as Part I of Schedule 3.7(a) are true and accurate lists of the operating and capital expenditures made with respect to the Business for each of the calendar years ending on December 31, 1997, 1998 and 1999 and a list of the capital improvements and non-capital maintenance projects expenditures and commitments made with respect to the Business for the period from January 1 to July 31, 2000. Also attached hereto as Part II of
Schedule 3.7(a) are true and correct copies of the business plan and capital expenditure budget for the calendar year ending December 31, 2000.

                     (b) Attached hereto as Schedule 3.7(b) is a list of capital projects and projected expenditures that Seller believes will be required to be made in connection with the Business during the calendar years 2000-2002. Such list and projections have been developed by Seller in good faith and based upon assumptions which are reasonable in light of all facts Known to Seller and NSA as of the date hereof and past practices of the Business and includes the capital expenditure budget delivered pursuant to Section 3.7(a) and any changes or additions thereto of which Seller and its Affiliates have Knowledge since the time such budget was adopted.

              3.8 Sales and Purchase Order Backlog.

                     (a) As of July 31, 2000, the total contract value, assuming the metals prices as of July 31, 2000, of open sales orders accepted by the Business totaled approximately $165,000,000. Schedule 3.8(a) lists all sales orders exceeding $10,000 per order, which have been accepted by or on behalf of the Business and which were open either as of June 30, 2000 or as of such date not more than ten days prior to the date hereof, as indicated on such schedule.

                     (b) As of July 31, 2000, open purchase orders issued by the Business totaled approximately $63,116,752. Schedule 3.8(b) lists all purchase orders exceeding $10,000 per order, which have been issued by or on behalf of the Business and which were open either as of June 30, 2000 or as of such date not more than ten days prior to the date hereof, as indicated on such schedule.

              3.9 Accounts Receivable. Schedule 3.9 contains a list of all the Receivables as of June 30, 2000, showing separately those Receivables that as of such date had been outstanding (i) for less than the due date, (ii) from 1 to 30 days past due, (iii) from 31 to 60 days past due and (iv) over 60 days past due. All Receivables reflected on Schedule 3.9 arose in all material respects from, and the Receivables existing on the Closing Date will have arisen in all material respects from, the sale of Inventories or services to Persons in the ordinary course of business consistent with the past practice of the Business and to the Knowledge of Seller and NSA, constitute or will constitute, as the case may be, only valid, undisputed claims of NSA, not subject to any claims of set-off or other defenses or counterclaims. The reserves for doubtful accounts reflected on the unaudited balance sheet of NSA as of June 30, 2000 are in accordance with GAAP and are believed to be adequate as of the date thereof. None of the Receivables represents monies due for goods either sold on consignment or sold on approval or subject to any similar arrangement.

              3.10 Inventories.

                     (a) Subject to amounts reserved therefor on the unaudited balance sheet of NSA as of June 30, 2000, the values at which all Inventories are carried on the unaudited balance sheet of NSA as of June 30, 2000 are in accordance with GAAP and reflect the historical inventory valuation policy of the Business of stating such Inventories at the lower of cost (determined principally on the last-in, first-out method) or market value. Except as set forth on Schedule 3.10, NSA has good and marketable title to the Inventories free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 3.10, the Inventories do not consist of any items held on consignment or subject to any similar arrangement. The Business is not under any obligation or liability with respect to accepting returns of items of Inventories or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since June 30, 2000. Except as set forth on Schedule 3.10, there has not been acquired or committed to acquire or manufactured for the Business Inventories for sale which are not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice. Schedule 3.10 contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.

                     (b) The Inventories are in all material respects in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.

              3.11 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.

                     (a) Since the date of the Reference Balance Sheet, except as disclosed in Schedule 3.11(a), the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth on Schedule 3.11(a), since the date of the Reference Balance Sheet, none of Seller, Metalsco, Skyliner or NSA has:

                          (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Business to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

                          (ii) except in the ordinary course of the Business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance relating to the Business or paid or otherwise discharged any Liability of the Business, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of the Business consistent with past practice since the date of the Reference Balance Sheet;

                          (iii) written down or written up (or failed to write down or write up) the value of any Inventories or Receivables or revalued any assets or liabilities of the Business other than in the ordinary course of the Business consistent with past practice and in accordance with the same GAAP as applied in the preparation of the Financial Statements as of and for the year ended, December 31, 1999;

                          (iv) made any change in any method of accounting or accounting practice or policy related to the Business, other than such changes required by GAAP and disclosed in writing to Purchaser;

                          (v) amended, terminated, canceled or compromised any material claims of the Business or waived any other rights of substantial value to the Business;

                          (vi) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than in the ordinary course of the Business consistent with past practice;

                          (vii) made any commitment for any capital expenditure in respect of the Business that will not be fully expended as of the Closing Date in excess of $100,000 individually or $500,000 in the aggregate;

                          (viii) made any changes in the customary methods of operations of the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, marketing, selling and pricing, except for changes which are not material and are in the ordinary course of business;

                          (ix) made any express or deemed election or settled or compromised any liability, with respect to Taxes of the Business or the Company Affiliated Group;

                          (x) failed to pay any creditor any amount owed to such creditor when due, except for any amounts of not more than $10,000 individually or $25,000 in the aggregate;

                          (xi) (A) established or increased or promised to increase the benefits under any Employee Benefit Plan (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or other restricted stock awards), or otherwise increased or promised to increase the compensation payable or to become payable to any directors, officers or employees of the Business, or (B) paid any benefit not required by any plan or agreement as in effect as of the date hereof; in either case except for ordinary increases in wages or salaries and bonuses consistent with the past practice of the Business;

                          (xii) entered into any employment or severance agreement with any of the employees or consultants of the Business;

                          (xiii) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs in the ordinary course of the Business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                          (xiv) to the Knowledge of Seller, Metalsco, Skyliner and NSA, disclosed any material secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any material Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Business has any right, title, interest or license;

                          (xv) suffered any casualty loss or damage with respect to any of the assets of the Business which in the aggregate have a replacement cost of more than $100,000, whether or not such losses or damages shall have been covered by insurance;

                          (xvi) amended or restated the certificate of incorporation, by-laws, certificate of limited partnership, partnership agreement or other organizational document of Metalsco, Skyliner or NSA;

                          (xvii) suffered any Material Adverse Effect;

                          (xviii) entered into any contract or agreement in respect of the Business between or among Seller or any Affiliate of Seller and any other Affiliate of Seller;

                          (xix) (A) amended any policy of the Business relating to the payment of accounts payable or accounts receivable, (B) cancelled, or modified the terms and conditions of payment of, any amounts due to the Business in respect of Receivables, or (C) accelerated, or modified the terms and conditions of payment of, any amounts payable by the Business in respect of accounts payable; except, in the case of clauses
       (A) or (B), in the ordinary course of business consistent with past practice; or

                          (xx) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this
       Section 3.11, except as expressly contemplated by this Agreement and the Related Agreements.

                     (b) Except as set forth on Schedule 3.11(b), each of Metalsco and Skyliner (including every predecessor entity thereof) has acted since its formation solely as a holding company, and neither has acted in any other capacity, including, without limitation, as the operator of a business or the owner of any Properties.

              3.12 Real Estate Matters.

                     (a) The Real Property constitutes all of the real property (other than the Closed Potliner Disposal Areas), including buildings, improvements and fixtures, owned or otherwise held by any of Seller, Metalsco, Skyliner or NSA and utilized in the conduct of the Business as conducted presently and as of December 31, 1999 and Metalsco, Skyliner and NSA neither lease nor own any other real property.

                     (b) Except as set forth on Schedule 3.12(b), there is no material violation of any Legal Requirement (including, without limitation, any building, planning or zoning Legal Requirement) relating to any of the Real Property or the Closed Potliner Disposal Areas. Seller has made available to Purchaser true and correct copies of each deed for each parcel of Real Property and all the title insurance policies, if any, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, Permits, other title documents and other documents in the possession of the Seller or its Affiliates relating to or otherwise affecting the Real Property. Each of Seller, Metalsco, Skyliner or NSA, as the case may be, is in peaceful and undisturbed possession of each of its parcels of Real Property and the Closed Potliner Disposal Areas and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted. There are no material latent defects or material adverse physical conditions affecting any of the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property. Except as set forth on Schedule 3.12(b), no portion of the Real Property has been leased or subleased to any other Person.

                     (c) Except as set forth on Schedule 3.12(c), all the Real Property is occupied under a valid and current certificate of occupancy or similar permit (if one is required), the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of Seller, Metalsco, Skyliner and NSA after due inquiry, there are no facts that would prevent any of the Real Property from being occupied and used after the Closing in the same manner as immediately prior to the Closing.

                     (d) All improvements on the Real Property were constructed in compliance with all applicable Legal Requirements (including, but not limited to, any building, planning or zoning Legal Requirements) affecting the Real Property and no improvements on the Real Property and none of the current uses and conditions thereof violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Business.

                     (e) Except as otherwise set forth on Schedule 3.12(e), there have been no improvements of a value in excess of $10,000 in the aggregate made to or construction on any Real Property within the applicable period for the filing of mechanics' liens.

              3.13 Assets.

                     (a) Except as set forth on Schedule 3.13, Seller or NSA, as the case may be, owns, leases or has the legal right to use all of the assets, properties, including real property and personal property, whether tangible or intangible, and rights which are used or intended for use in or in connection with the Business, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and any other tangible personal property, used or intended to be used in the conduct of the Business, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used in or relating to the conduct of the Business, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirement affecting creditors' rights generally and by other equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies. Other than the Additional Assets, which are owned or held by Seller as of the date hereof and will be transferred to Purchaser or an Affiliate or assignee of Purchaser designated by Purchaser on the Closing Date, all of the assets described in the immediately preceding sentence are owned or held by NSA as of the date hereof. All such assets, properties and rights used or intended for use in the Business, including without limitation the Additional Assets, are hereinafter referred to as the "Assets." Except as provided in Section 3.13(b), the Assets include, without limitation, the following:

                           (i) the Plant, including the Real Property;

                           (ii) all furniture, fixtures, equipment, machinery, spare parts, packaging materials, oil and other tangible personal property used or held for use by Seller, Metalsco, Skyliner or NSA at the Plant or any other location at or from which the Business is conducted or otherwise owned or held by Seller and its Affiliates for use in the Business;

                           (iii) all vehicles and transportation equipment used or intended for use in the Business, all of which are identified on
       Schedule 3.13(a)(iii) attached hereto;

                           (iv) all Inventories and Receivables of the Business;

                           (v) the goodwill of Seller and its Affiliates relating to the Business;

                           (vi) all of Seller's and its Affiliates' right, title and interest in, to and under the Owned Intellectual Property and the Licensed Intellectual Property used in, or relating to, the Business;

                           (vii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, or arising out of, the Business and enuring to the benefit of the Seller or any of its Affiliates;

                           (viii) all rights of the Seller and its Affiliates under all contracts, including without limitation Material Contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers (to the extent such offers are transferable), used in, or relating to, the Business;

                           (ix) all municipal, state and federal Permits, franchises, licenses, agreements, waivers and authorizations held or used by Seller or any of its Affiliates in connection with, or required for, the Business, to the extent transferable; and

                           (x) all of Seller's and its Affiliates right, title and interest in, to and under all other assets, rights and claims of every kind and nature used in the Business.


Except as set forth on Schedule 3.13, Seller or NSA, as the case may be, has and NSA will have as of the Closing Date good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

                     (b) Notwithstanding anything to the contrary contained in this Agreement or any Exhibit hereto or any Schedule furnished hereunder, the Assets shall not include, and neither Purchaser nor any Affiliate of Purchaser shall acquire any interest in, any of the following assets of or related to the
Business:

                           (i) All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees) pertaining to or arising out of the Business, with respect to any event or occurrence prior to the Closing Date, that are listed on Schedule 3.13(b) (as of the date of this Agreement or supplementally prior to the Closing Date) which (x) have been asserted on or prior to the Closing Date by Seller or any of its Affiliates and (y) which seek to recover for the account or benefit of Seller or any of its Affiliates all or a portion of any loss, cost, damage, expense or liability actually suffered or incurred by, or any amounts actually paid in repair, remediation, reconstruction or settlement (in each case, including reasonable attorneys' and consultants' fees) by, Seller or any of its Affiliates and not reflected as an asset on the Closing Balance Sheet;

                           (ii) all credits with respect to patronage capital owed to Seller or any of its Affiliates by Kenergy under the Power Contract for the time period up to and including the Closing Date;

                           (iii) the Closed Potliner Disposal Areas; and

                           (iv) the equipment comprising the Current Groundwater Recovery and Treatment System.

                     (c) The Assets, including the Material Contracts (taken together with the Shared Services Agreement, the Environmental Access and Cooperation Agreement, the Aluminum Supply Agreement and the Power Supply Agreements) constitute all the properties, assets and rights as are necessary in and for the conduct of the Business as presently conducted. Except as set forth on Schedule 3.13(c), all of the Assets with a replacement value in excess of $5,000 and that (other than replacement parts or equipment) have been used in the Business during the last twelve (12) months are and will be as of the Closing Date in good repair and operating condition and suitable for the purposes for which they are used or intended without the necessity of any repairs, the costs of which are reasonably likely to exceed with respect to any such Asset individually $10,000 or with respect to all such Assets $25,000 in the aggregate, and, since the date of the Reference Balance Sheet, Seller has and will have as of the Closing Date caused the Assets to be maintained in accordance with NSA's normal maintenance standards consistent with past practice of the Business.

                     (d) Except as set forth in Schedule 3.13(d), Seller has the right to sell, assign, transfer, convey and deliver the Additional Assets to Purchaser without penalty. Following the consummation of the transactions contemplated by this Agreement, Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of Seller in the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty, including, without limitation, any increase in rentals, royalties, or license or other fees imposed in respect of the Assets as a result of, or arising from, the consummation of the transactions contemplated by this Agreement, except for any applicable transfer, sales and use, recording, documentary, stamp or other similar taxes or fees related to or arising out of such assignment, transfer, conveyance or delivery of the Assets which will be paid as provided for in Section 6.3(h).

              3.14 The Business.

                     (a) As a result of this Agreement and the transactions provided for herein, Purchaser will acquire direct or indirect beneficial ownership of all of the Assets.

                     (b) The Business will be operational on the Closing Date in substantially the same manner as conducted immediately prior to the date hereof.

              3.15 Customers. Listed on Schedule 3.15(a) are the names and addresses of, and contact persons for, the ten (10) most significant customers, by revenue, of the Business (other than Southwire) for the calendar years 1997, 1998 and 1999, the aggregate amount for which each such customer was invoiced for each such year and the discounts provided, if any.

              3.16 Product Warranties. Except as set forth in Schedule 3.16, no product manufactured or sold by the Business is subject to any express warranty or any other warranty other than any warranties that are implied by applicable Legal Requirements.

              3.17 Tax Matters. Except as set forth in Schedule 3.17:

                     (a) Metalsco, Skyliner, and NSA (the "Companies"), and each entity which has at any time been a member of an affiliated group within the meaning of Code Section 1504(a) which included within such group any of the Companies (such affiliated entities together with the Companies collectively as the "Company Affiliated Group") have timely filed each Tax Return that they were required to file. Each such Tax Return was correct and complete in all respects. All Taxes owed by any member of the Company Affiliated Group (whether or not shown on any Tax Return) have been paid in full for each taxable period during which any of the Companies was a member of the Company Affiliated Group. No member of the Company Affiliated Group is the beneficiary of any extension of time that is currently in effect within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any member of the Company Affiliated Group does not file Tax Returns that any member of the Company Affiliated Group is or may be subject to Taxes by that jurisdiction. There are no liens on any of the assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

                     (b) There is no dispute or claim, pending or Threatened, concerning any Liability for Taxes of any member of the Company Affiliated Group for any taxable period during which any of the Companies was a member of the Company Affiliated Group either (1) claimed or raised by any authority in writing, or (2) as to which the Seller and any member of the Company Affiliated Group has Knowledge. Schedule 3.17 lists all federal, state, local, and foreign income Tax Returns filed with respect the members of the Company Affiliated Group for taxable periods for which the applicable statute of limitations has not expired, and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to, or made available to, the Purchaser correct and complete copies of all federal, state and local income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the members of the Company Affiliated Group since January 1, 1993. Neither the Seller nor any director or officer (or employee or agent responsible for Tax matters) of any member of the Company Affiliated Group expects any authority to assess any additional Taxes against any member of the Company Affiliated Group for any taxable period during which any of the Companies was a member of the Company Affiliated Group.

                     (c) No member of the Company Affiliated Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time (where such waiver or extension is currently in effect) with respect to a Tax assessment or deficiency.

                     (d) Neither the Seller nor any member of the Company Affiliated Group has Knowledge of any proposed or Threatened reassessments of any property owned by any member of the Company Affiliated Group or other proposals that could increase the amount of Tax to which any member of the Company Affiliated Group would be subject.

                     (e) None of the Companies has made any payments, or is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

                     (f) None of the Companies has filed a consent under Code
Section 341(f) concerning collapsible corporations. None of the Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each member of the Company Affiliated Group has disclosed on their federal income Tax Returns all positions taken therein that are reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                     (g) The Seller will make available to the Purchaser prior to Closing the following information with respect to each Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (1) the basis of each Company in its assets, and (2) the amount of each Company's net operating loss, net capital loss, unused investment or other credit, unused foreign Tax credit, or excess charitable contributions.

                     (h) The unpaid Taxes of the Company Affiliated Group for which the Companies would have Liability for Taxes do not, as of the Closing Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet.

              3.18 Employee Benefits.

                     (a) Schedule 3.18 lists every Employee Benefit Plan. A complete and accurate copy of each Employee Benefit Plan (or, if not written, a written summary of its material terms) and a complete and accurate copy of each material document prepared in connection with each such Plan, has been provided to or been made available to Purchaser prior to the Closing Date, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description, (iii) the most recently filed IRS Form 5500 and
(iv) the most recently prepared actuarial report and financial statement in connection with each such Plan, if applicable. Except as set forth on Schedule
3.18 there are no other Employee Benefit Plans, whether formal or informal and whether or not in writing

                     (b) Except as set forth on Schedule 3.18, neither Seller nor any entity that together with Seller is considered a single employer within the meaning of Section 414 of the Code ("ERISA Affiliate"), sponsors, contributes to, or is obligated under Title I or IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). Neither Seller nor any ERISA Affiliate of NSA has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

                     (c) Except as set forth on Schedule 3.18, all the Employee Benefit Plans and the related trusts, to the extent applicable, have been administered in material compliance with (i) the provisions of such Employee Benefit Plans, (ii) the provisions of ERISA, (iii) provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, (iv) applicable state or federal securities laws, and (v) all other applicable Legal Requirements and collective bargaining agreements, and neither Seller nor any of its Affiliates has received any notice from any Governmental Body questioning or challenging such compliance. All available Governmental Authorizations for the Employee Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of any Employee Benefit Plan subject to Code Section 401(a) and tax exemption of related trusts, as applicable under the Code, and all such Governmental Authorizations continue in full force and effect. A copy of the most recent determination letter has been delivered to Purchaser, and nothing has occurred since the date of such letter which will or could give rise to disqualification of any such Employee Benefit Plan or loss of tax exemption or to any tax under Section 511 of the Code.

                     (d) Except as set forth on Schedule 3.18, there are no unresolved claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course and no litigation has been commenced with respect to any Employee Benefit Plan.

                     (e) All contributions, premiums or payments required to be made with respect to any Employee Benefit Plan have been made on or before their due dates. All such contributions which have been deducted for income tax purposes have not been challenged or disallowed by any government entity.

                     (f) Except as set forth on Schedule 3.18, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Seller to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of Seller, or a sale of assets or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

              3.19 Compliance With Laws; Permits.

                     (a) Except as set forth on Schedule 3.19(a), and except for matters relating to compliance with Environmental Laws (the compliance with such Environmental Laws being solely the subject of Section 3.24 hereof) and matters relating to the Real Property and improvements thereon (the compliance with Legal Requirements relating to the Real Property and improvements thereon being solely the subject of Section 3.12 hereof):

                           (i) Seller or NSA, as the case may be, has and at Closing NSA shall have in effect all Permits or licenses (other than such Permits or licenses the failure to have in effect could not give rise to Liabilities in excess of $25,000 in the aggregate) necessary to operate and carry on the Business as presently conducted and to own and operate the Assets and there are no defects in any of such Permits or licenses and as of the Closing Date none of such Permits or licenses shall have been allowed to lapse or terminate;

                           (ii) the Business has been and continues to be conducted in accordance in all material respects with all Governmental Orders, and to the Knowledge of Seller, Metalsco, Skyliner and NSA, all Legal Requirements, applicable to the Business or the Assets; and

                           (iii) neither Seller nor any of its Affiliates has received (A) written notification or communication from any Governmental Body (x) asserting that any or all of them are not in compliance with any Legal Requirement which such

       Governmental Body enforces or administers, (y) threatening to revoke any Permit necessary for the conduct and operation of the Business, or (z) requiring a Person to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding with respect to the operation of the Business, or (B) to the Knowledge of Seller, Metalsco, Skyliner and NSA, any oral notification or communication that has overtly threatened any such assertion, revocation or requirement, other than such of the foregoing which has been resolved to the satisfaction of the applicable Governmental Body and which will require no further action on the part of Purchaser, Seller or any of their respective Affiliates.

                     (b) Except as set forth on Schedule 3.19(b), all Permits held or used by Seller and its Affiliates in connection with, or required for, the Business, are either (i) held by NSA or Metalsco or (ii) transferable to the Purchaser, an Affiliate of the Purchaser, or NSA and on the Closing Date will be duly and validly transferred to the Purchaser, an Affiliate of the Purchaser, or NSA, as the case may be, and in full force and effect upon the Closing.

              3.20 Legal Actions; Orders; Workers' Compensation Claims.

                     (a) Except as set forth on Schedule 3.20 and except for Environmental Matters (Environmental Matters being solely the subject of Section 3.24):

                           (i) there is no Action that has been commenced by or against Seller or any of its Affiliates and that is presently pending arising out of or relating to the Business or any of the Assets or any Unwanted Property;

                           (ii) there is no Action that has been commenced by or against Seller or any of its Affiliates and that is presently pending or to the Knowledge of Seller that is threatened against Seller or any of its Affiliates that challenges, or that would have the effect of preventing or rendering illegal, any of the Contemplated Transactions;

                           (iii) there is no Order to which Seller or any of its Affiliates is subject relating to or arising out of or in connection with the Business or the Unwanted Property or to which any of the Assets or the Unwanted Property is subject; and

                           (iv) Seller and its Affiliates have complied in all material respects with all of the terms and requirements of each Order set forth on Schedule 3.20.

                     (b) Schedule 3.20 contains a complete list and accurate summary, including current status, of all pending workers' compensation claims in excess of $5,000 individually and $25,000 in the aggregate asserted by any current or former employee of the Business.

              3.21 Material Contracts.

                     (a) Schedule 3.21(a) lists each of the following contracts and agreements (including, without limitation, oral contracts) of Seller or any of its Affiliates in respect of the Business and of Metalsco, Skyliner or NSA (such contracts and agreements, together with all contracts and agreements relating to Intellectual Property set forth on Schedule 3.22, being "Material Contracts"):

                           (i) all financing agreements, settlement agreements and consent agreements pursuant to which Metalsco, Skyliner, NSA or the Business has been during the past three years, is or will be liable to make payment in an amount in excess of $100,000;

                           (ii) each contract, agreement, invoice, purchase order, lease and other arrangement, for the purchase of Inventories, spare parts, supplies, other materials or personal property with any supplier or for the furnishing of services to the Business under the terms of which the Business: (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract, or (B) cannot be canceled by the Business without penalty or further payment or upon less than 60 days' notice;

                           (iii) each contract, agreement, invoice, sales order, lease and other arrangement, for the sale of Inventory or other personal property or for the furnishing of services by the Business which is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract and cannot be canceled by the Business without penalty or further payment or upon less than 60 days' notice;

                           (iv) all contracts and agreements in respect of the Business with any Governmental Body;

                           (v) all collective bargaining agreements or contracts with any labor union;

                           (vi) all contracts and agreements that limit the right of the Business to compete in any material respect in any line of business or with any Person or in any geographic area or during any period of time;

                           (vii) each contract and agreement in respect of the Business between or among Seller and any Affiliate of Seller which is likely to involve consideration in excess of $25,000 over the next twelve months;

                           (viii) all contracts and agreements for the provision of utilities (including, without limitation, electricity, gas and conversion services) to the Business;

                           (ix) all contracts and agreements for the purchase of property or equipment in an amount in excess of $100,000 pursuant to which Seller or any of its Affiliates has or may have any rights with respect to any warranty relating to such property or equipment;

                           (x) any contract or agreement pursuant to which Seller or any of its Affiliates has been granted, assigned or otherwise received rights to any indemnification for any Liabilities of or with respect to the Business and to which Seller or any of its Affiliates continue to have rights to such indemnification as of the date of this Agreement;

                           (xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Business or the conduct of the Business, or the absence of which could, individually or in the aggregate, have a Material Adverse Effect; and

                           (xii) each contract and agreement to which either of Metalsco or Skyliner is a party and not listed in (i) through (xi) above.

For purposes of this Section 3.21, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

                     (b) Except as set forth on Schedule 3.21(b), each Material
Contract: (i) is valid and binding on such of Seller and its Affiliates as are parties thereto and, to the Knowledge of Seller, Metalsco, Skyliner and NSA, all other parties thereto, and is in full force and effect except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirement affecting creditors' rights generally and by other equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies, (ii) in the case of any such Material Contract to which NSA is not a party, is freely and fully assignable to Purchaser or an Affiliate of Purchaser without penalty or other adverse consequences and (iii) upon consummation of the Contemplated Transactions shall continue in full force and effect without penalty or other adverse consequences. Neither Seller nor any of its Affiliates which is a party to any such Material Contract is in any respect in breach of, or default under, any Material Contract.

                     (c) Except as set forth on Schedule 3.21(c), to the Knowledge of Seller and its Affiliates, no other party to any Material Contract is in any material respect in breach thereof or default thereunder.

              3.22 Intellectual Property.

                     (a) Schedule 3.22(a)(i) contains a true and complete list and a brief description of all Owned Intellectual Property, and Schedule 3.22(a)(ii) contains a true and complete list and a brief description of all Licensed Intellectual Property. Except as set forth on Schedule 3.22(a)(iii), neither Seller nor any of its Affiliates has received any claim or notice from any Person to the effect that the rights of Seller or any of its Affiliates in or to the Owned Intellectual Property or Licensed Intellectual Property conflict with or infringe on the rights of any other Person.

                     (b) Except as set forth on Schedule 3.22(b): (i) all the Owned Intellectual Property is owned by Seller, free and clear of any Encumbrance except Permitted Encumbrances and (ii) no Actions have been made or asserted or are pending (nor, to the Knowledge of Seller, Metalsco, Skyliner and NSA, has any such Action been Threatened) against Seller or any of its Affiliates either (A) based upon or challenging or seeking to deny or restrict the use by the Business of any of the Owned Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by the Business are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any Person. To the Knowledge of Seller, Metalsco, Skyliner and NSA, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of Seller therein. Except as set forth on Schedule 3.22(b), neither Seller nor any of its Affiliates has granted any license or other right to any other Person with respect to the Owned Intellectual Property. Except as set forth on Schedule 3.22(b), the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the termination or impairment of any of the Owned Intellectual Property.

                     (c) Seller has, or has caused to be, delivered to Purchaser correct and complete copies of all licenses and sublicenses for Licensed Intellectual Property set forth on Schedule 3.22(a)(ii) and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each license and sublicense for Licensed Intellectual Property:

                           (i) to the Knowledge of Seller, Metalsco, Skyliner and NSA, such license or sublicense, together with all material ancillary documents delivered pursuant to the first sentence of this Section 3.22(d), is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirement affecting creditors' rights generally and by other equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies, and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

                           (ii) except as set forth on Schedule 3.22(a)(ii), (A) such license or sublicense is freely transferable to Purchaser and will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement and the Related Agreements, and (B) the consummation of the transactions contemplated by this Agreement or the Related Agreements will not constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

                           (iii) except as set forth on Schedule 3.22(a)(ii), with respect to each such license or sublicense: (A) neither Seller nor any Affiliate of Seller has received any notice of cancellation or termination under such license or sublicense, (B) no licensor or sublicensor has any right of termination or cancellation under such license or sublicense except in connection with the default of Seller or any Affiliate of Seller party thereto thereunder, (C) neither Seller nor any Affiliate thereof that is a party to any such license or sublicense has received any notice of a breach or default under such license or sublicense, which breach or default has not been cured, and (D) neither Seller nor any Affiliate of Seller has granted to any other Person any rights, adverse or otherwise, under such license or sublicense;

                           (iv) neither Seller or any of its Affiliates nor, to the Knowledge of Seller, Metalsco, Skyliner and NSA, any other party to such license or sublicense, is in breach or default, and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense;

                           (v) no Actions have been made or asserted or are pending (nor, to the Knowledge of Seller, Metalsco, Skyliner and NSA, has any such Action been threatened) against Seller or any Affiliate of Seller either (A) based upon or challenging or seeking to deny or restrict the use by the Business of any of the Licensed Intellectual Property or (B) alleging that any Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person; and

                           (vi) to the Knowledge of Seller, Metalsco, Skyliner and NSA, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Licensed Intellectual Property or that infringe upon the Licensed Intellectual Property or upon the rights of Seller or any Affiliate of Seller therein.

                     (d) Except as set forth on Schedule 3.22(d), all rights of Seller and its Affiliates in each item of Owned Intellectual Property or Licensed Intellectual Property owned by or licensed to Seller and its Affiliates are transferable to Purchaser as herein contemplated. As a result of the transactions contemplated hereby, upon the Closing, Purchaser shall own or possess, or own or possess adequate and enforceable licenses, sublicenses or other rights to use without payment of any fee other than fees listed on
Schedule 3.22(d), all the Owned Intellectual Property or Licensed Intellectual Property.

                     (e) The Owned Intellectual Property and the Licensed Intellectual Property constitutes all the Intellectual Property used or held or intended to be used in and necessary for the conduct of the Business.

              3.23 Insurance.

                     (a) Schedule 3.23(a) contains a list, and Seller has made available to Purchaser for its review true and complete copies, of:

                           (i) all comprehensive general liability and other liability policies of insurance under which the Business, Seller or any of its Affiliates with respect to the Business or any of the Assets have been insured at any time within the seven (7) year period immediately preceding the date of this Agreement;

                           (ii) all property and casualty policies of insurance under which the Business or Seller or any of its Affiliates with respect to the Business is presently insured; and

                           (iii) all pending applications for policies of insurance of the Business or Seller or any of its Affiliates with respect to the Business.

                     (b) The policies of insurance identified in clauses (i) and
(ii) of Section 3.23(a) constitute all of the insurance policies under which the Business has been and is presently insured.

                     (c) Schedule 3.23(c) contains a description of:

                           (i) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Business or Seller or any of its Affiliates with respect to the Business; and

                           (ii) all obligations of the Business or Seller or any of its Affiliates with respect to the Business to provide coverage to third parties pursuant to a Material Contract and identifies the policy under which such coverage is provided.

                     (d) Schedule 3.23(d) contains details of the loss experience of the Business, and of Seller or any of its Affiliates with respect to the Business, with respect to the insurance and other coverage described in Sections 3.23(a) and (c) during the prior five years.

              3.24 Environmental Matters.

                     (a) Except as set forth on Schedule 3.24(a):

                           (i) Seller and its Affiliates, including, without limitation, Metalsco, Skyliner and NSA, have been at all times during the last five (5) years and are in substantial compliance with all applicable Environmental Laws and all Environmental Permits related to the Business, the Real Property or the Unwanted Property.

                           (ii) All noncompliance with Environmental Laws or Environmental Permits in respect of the Business or the Unwanted Property has been resolved without any material pending, ongoing or future obligation, cost or liability.


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
                           (iii) There are no underground storage tanks in which Hazardous Materials are being or have been treated, stored or disposed on any of the Real Property.

                           (iv) There are no aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which hazardous wastes as defined and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as amended, are being or have been treated, stored or disposed on any of the Real Property.

                           (v) Neither Seller nor any of its Affiliates has, and to the Knowledge of Seller, Metalsco, Skyliner and NSA, no other Person has, Released Hazardous Materials at, on or beneath any of the Real Property, the Closed Potliner Disposal Areas or any real property comprising part of the Unwanted Property and no Hazardous Materials are migrating to or from any of the Real Property, the Closed Potliner Disposal Areas or any real property comprising part of the Unwanted Property.

                           (vi) None of Seller, Metalsco, Skyliner or NSA is conducting, and none of Seller, Metalsco, Skyliner or NSA has in the last five (5) years undertaken or completed, any Remedial Action relating to any Release or threatened Release at the Real Property, the Closed Potliner Disposal Areas or any real property comprising part of the Unwanted Property, or at any other off-site location in respect of the Business or the Unwanted Property, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

                           (vii) There is no friable asbestos or
       asbestos-containing material on any of the Real Property.

                           (viii) None of the Real Property, the Closed Potliner Disposal Areas or any real property comprising part of the Unwanted Property is listed or, to the Knowledge of Seller, Metalsco, Skyliner and NSA, has been proposed for listing on the National Priorities List under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

                           (ix) There are no Environmental Claims pending or, to the Knowledge of Seller, Metalsco, Skyliner and NSA, Threatened against
       (A) Seller or any of its Affiliates relating to the Business or the Unwanted Property, (B) the Business or (C) the Real Property, the Closed Potliner Disposal Areas or any real property comprising part of the Unwanted Property, and to the Knowledge of Seller, Metalsco, Skyliner and NSA, there are no circumstances that are reasonably expected to form the basis of any such Environmental Claims in respect of the Business or the Unwanted Property, including without limitation with respect to any off-site disposal location presently or formerly used by any of Seller or its Affiliates or any of their predecessors or with respect to any previously owned or operated facilities.

                           (x) There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

                     (b) Seller has provided Purchaser the opportunity to review copies of any non-privileged environmental assessment or audit reports or other material studies or analyses in its possession or control relating to the Business, the Unwanted Property, the Closed Potliner Disposal Areas or the Real Property (excluding routine in-house reporting, monitoring and correspondence) and no privileged environmental assessment or audit report or other material study or analysis relating to the Business, Unwanted Property, the Closed Potliner Disposal Areas or the Real Property, which Seller has not provided Purchaser the opportunity to review, relates to, identifies or otherwise discloses (i) any Environmental Matter which may be or become the subject of indemnification by Seller of Purchaser or any of its Affiliates pursuant to
Section 11.2(a)(iii) or (viii) or (ii) any Liabilities not otherwise disclosed to Purchaser which may be incurred by Seller in connection with Environmental Matters in excess of those otherwise disclosed to Purchaser and which would be reasonably likely to impact Purchaser's assessment of Seller's indemnity and the Indemnity Support provided for herein.

                     (c) Except for such notices, petitions and filings as may be required for the transfer of Environmental Permits to Purchaser or an Affiliate of Purchaser or, if such transfer is not permitted under applicable Law, for Purchaser or an Affiliate of Purchaser to obtain such Permits, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

                     (d) For avoidance of doubt:

                           (i) Seller shall retain all Liabilities to the extent relating to or arising from the Unwanted Property, including without limitation Liabilities for Environmental Matters;

                           (ii) Seller shall retain all Liabilities for Environmental Matters with respect to the Business conducted prior to the Closing Date; provided, however, (A) all Liabilities for Environmental Matters to the extent relating to or arising from any pre-Closing on-site disposal or Release of Hazardous Materials which is not Known as of the Closing Date shall be allocated between Seller and Purchaser in accordance with the provisions of Section 11.4; and (B) Seller shall have no Liability for any cleanup or remediation of or relating to any pre-Closing on-site disposal or Release of Hazardous Materials with respect to the Business to the extent such cleanup or remediation Liability arises as a result of (1) a change in any Environmental Law which takes effect after the Closing, (2) a change in the use of the Real Property or any portion thereof to anything other than industrial use, or
       (3) Purchaser's own activities such as excavation, construction, renovation or demolition in any area of the Real Property that is or has been capped (including capping by soil or existing structures) in connection with, or the use of which is restricted pursuant to, the Record of Decision or any other Environmental Matter with respect to the Real Property for which Seller is responsible under the terms of this Agreement.

                     (e) Schedule 3.24(e) lists all Environmental Permits used or held in the conduct of the Business (other than such Environmental Permits the failure to have in effect would not reasonably be expected to give rise to Liabilities in excess of $25,000 in the aggregate), and none of Seller, Metalsco, Skyliner or NSA has allowed any Environmental Permit listed on Schedule 3.24(e) to lapse or terminate.

                     (f) None of the off-site disposals of Hazardous Materials by Seller's Copper Division are related to or arise out of the Business, or any activities of Metalsco, Skyliner, NSA or any subsidiary thereof or any of the Unwanted Property.

                     (g) There are no Known locations of pre-Closing off-site disposals of Hazardous Materials by Gaston Copper Recycling Corporation that are subject to a binding and enforceable indemnification agreement by AT&T Nassau Metals, Inc. in favor of Seller with respect to which AT&T Nassau Metals, Inc. has declined indemnification.

              3.25 Employees.

                     (a) Schedule 3.25(a) contains a true and complete list of the names of each Employee, together with such Employee's position or function, hire date, the rate of hourly, monthly or annual compensation (as the case may be) paid or to be paid to such Employee in 2000, any accrued sick leave or vacation and any incentive or bonus arrangement with respect to any such Employees.

                     (b) Neither Southwire nor any of its Affiliates is a party to any Contract or other agreement with any labor union related to the Business. Except for proposals related to shift schedules and related matters, Southwire has not, since October 26, 1999, made any changes to its bargaining proposals to the Union. Other than the Strike, Southwire is not experiencing or the subject of or, to the Knowledge of Southwire, Metalsco, Skyliner and NSA, threatened by, any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of Employees. Schedule 3.25(b) contains a list of all Contracts (excluding Employee Benefit Plans and unwritten at-will employment arrangements) to which Southwire or any of its Affiliates is a party providing for a commitment of employment or consulting services or otherwise relating to employment, or the termination of employment or consultation services for a specified term in excess of six months or providing for payment of more than $50,000 in salary or severance in any one year to or by, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract.

                     (c) Neither Southwire nor any of its Affiliates has any severance agreements (excluding Employee Benefit Plans) with any Employee other than as set forth on Schedule 3.25(c) attached hereto, and Purchaser shall not be responsible for any liability for severance payments to Employees of Southwire or any of its Affiliates who voluntarily incur a separation from service prior to the Closing Date.

              3.26 Accounts, Lockboxes, Safe Deposit Boxes; Powers of Attorney. Except as set forth on Schedule 3.26(a), there are no bank accounts, lockboxes or safe deposit boxes maintained by Seller or any of its Affiliates in the name of Metalsco, Skyliner or NSA or otherwise with respect to the Business. As of the Closing Date, all customers of the Business and all other account parties from whom payments will be or become due to Metalsco, Skyliner or NSA or otherwise with respect to the Business shall be instructed not to make payment to Seller or any of its Affiliates or any account over which Seller or any of its Affiliates shall have control as of the Closing Date. Schedule 3.26(b) lists all Persons who have powers of attorney with respect to Metalsco, Skyliner, NSA or the Business and all such powers of attorney shall be terminated and shall be null and void as of the Closing Date.

              3.27 Brokers or Finders. Neither Seller nor any of its Affiliates has incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which Purchaser will directly or indirectly have any Liability.

              3.28 Representations and Warranties. No representation or warranty by Seller in this Section 3, including the schedules relating thereto, either
(a) contains any untrue statement of a material fact or (b) omits to state a fact necessary to make such representation or warranty (giving full effect to any dollar, time or other limitation specified in, and only with respect to the subject matter contained in, such representation or warranty) not materially misleading; it being understood that this representation and warranty in this
Section 3.28 is not intended to qualify any of the statements made in any of the other representations and warranties in this Section 3. The foregoing does not impose any obligation to disclose the implications of disclosed facts.

              3.29 Year 2000 Compliance. Seller conducted and completed in a timely manner a review and testing of all computer systems and software utilized in the conduct of the Business to ensure that all such systems and software, including the systems and software utilized by third parties with whom Seller or any of its Affiliates maintains system interfaces or otherwise has significant business relationships in the conduct of the Business, were capable of correctly processing, providing and reviewing data beyond the commencement of calendar year 2000 ("Year 2000 Compliant"). Except as listed on Schedule 3.29, all such systems and software were Year 2000 Compliant and as of the date hereof Seller has experienced no problems relating to Year 2000 compliance and affecting the Business and Seller has no reason to believe that any such problems shall occur in the future.

              3.30 No Material Adverse Change. Except as set forth on Schedule 3.30, since the date of the Reference Balance Sheet, there has not occurred any event, circumstance or condition, other than (a) such events, circumstances or conditions which affect the aluminum industry generally and are generally known to the aluminum industry or (b) acts or omissions of Purchaser or its Affiliates, including relating to changes of NSA's ownership and/or management, which has had or could reasonably be expected to have a Material Adverse Effect.

       4. REPRESENTATIONS AND WARRANTIES OF PURCHASER


       Purchaser represents and warrants to Southwire as follows:

              4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

              4.2 Authority; No Conflict.

                     (a) This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirement affecting creditors' rights generally and by other equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies. Upon the execution and delivery by Purchaser of the Related Agreements, such Related Agreements will constitute the legal, valid, and binding obligations of

Purchaser, enforceable against Purchaser in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirement affecting creditors' rights generally and by other equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies. Purchaser has full corporate power and authority to execute and deliver this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements.

                     (b) Neither Purchaser's execution and delivery of this Agreement or the Related Agreements to which it is a party nor the consummation or performance by Purchaser of any of the Contemplated Transactions will give any Person the right, or ability, to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i) any provision of the certificate of
       incorporation, bylaws or other organizational documents of Purchaser;

                           (ii) any Legal Requirement or Order to which Purchaser may be subject; or

                           (iii) any Contract to which Purchaser is a party or by which Purchaser may be bound.

              4.3 Certain Actions. There is no pending Action that has been commenced against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Purchaser, no such Action has been Threatened.

              4.4 Brokers or Finders. Purchaser and its Representatives have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or any of the Contemplated Transactions for which Southwire will directly or indirectly have any Liability.

              4.5 Undisclosed Principals or Agencies. Purchaser intends to, and will, consummate the Contemplated Transactions for its own account, and Purchaser is not acting as an agent, broker, "straw-man" or other intermediary or Representative for any undisclosed Person.

              4.6 Investment Representation. Purchaser is acquiring the shares as an investment and not with a view to, or for, sale or transfer in connection with any distribution thereof or for any sale or transfer thereof.

       5. COVENANTS OF SOUTHWIRE

              5.1 Access.

                     (a) During the period commencing on the date of this Agreement and continuing through the Closing Date, Seller will (i) afford to Purchaser and its Representatives full and complete access to personnel, properties, contracts, books and records, and other documents and data, of Seller with respect to Metalsco, Skyliner, NSA and the Business and of Metalsco, Skyliner, NSA and the Business, which shall be done only during normal business hours of the Business, with reasonable prior notice to Seller and under the supervision of representatives of Seller (ii) furnish Purchaser and its Representatives with copies of all such contracts, books and records, and other similar documents and data as Purchaser may reasonably request, and (iii) furnish Purchaser and its Representatives with or permit Purchaser or its Representatives to obtain such additional financial, operating and other data and information with respect to the Business and the Unwanted Property as Purchaser may reasonably request.

                     (b) Immediately prior to the Closing, Seller will perform a physical inspection, and shall invite Purchaser to be present and to verify such physical inspection, of all Inventories, and shall provide the results thereof to Purchaser for use in the preparation of the Closing Balance Sheet.

                     (c) Purchaser acknowledges that the covenants of Seller set forth in this Section 5.1 are solely for the purposes of allowing Purchaser and its Representatives to (i) continue to familiarize itself with the Business and the Assets used in or in connection with the Business and the operation thereof and (ii) determine the accuracy of the representations and warranties of Seller set forth herein and in the Related Agreements; it being understood that the continuing examination provided for in this Section 5.1 shall not in any manner affect Seller's obligations hereunder with respect to the representations and warranties of Seller set forth in Section 3 and the covenants of Seller or the rights of Purchaser upon a breach thereof by Seller.

                     (d) During any examination by Purchaser pursuant to the provisions of this Section 5.1, Purchaser shall not disrupt or adversely affect any aspect of the operations of the Business. Any and all rights of Purchaser pursuant to Section 5.1 shall be conditioned and contingent upon Purchaser's full and complete compliance with the confidentiality restrictions referred to in Section 12.3.

              5.2 Notice of Developments. Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which have the effect of making any representation or warranty of the Seller in this Agreement, including the schedules thereto, untrue or incorrect, and (ii) all other developments materially affecting Metalsco, Skyliner, NSA, the Business, the Assets or the Unwanted Property.

              5.3 Purchase of Uncollected Receivables. Seller shall purchase from Purchaser, Metalsco or NSA, and Purchaser, Metalsco or NSA, as the case may be, shall sell and assign, without recourse, to Seller all Receivables that are included as assets on the Closing Balance Sheet and that remain unpaid ninety
(90) days following the Closing Date, and Seller shall pay Purchaser, Metalsco or NSA, as the case may be, as consideration for such unpaid Receivables the aggregate amount thereof outstanding and unpaid on such ninetieth (90th) day following the Closing Date plus interest thereon to the extent payable by the account debtor.

              5.4 Financial Statements and Comfort Letter. Seller shall deliver to Purchaser (i) audited balance sheets of NSA as of December 31, 1998 and 1999,
(ii) audited statements of income and cash flows of NSA for the years ended December 31, 1997, 1998 and 1999, and (iii) unaudited balance sheets and statements of income and cash flows of NSA as of and for the six months ended June 30, 1999 and 2000 (or, if required, nine months ended September 30, 1999 and 2000), as required to be included in the Offering Memorandum to be prepared by Century for the bond financing to be effected in connection with the Contemplated Transactions, no later than five (5) days after the date hereof (or, in the case of the unaudited financial statements as of and for the nine months ended September 30, 1999 and 2000, if required, as soon as reasonably practicable). All such financial statements shall be prepared in accordance with the financial disclosure requirements contained in the rules and regulations of the Securities and Exchange Commission. Seller shall use its best efforts to cause Seller's Accountants to (i) deliver, as soon as reasonably practicable and at Purchaser's expense, a comfort letter relating to the aforementioned financial statements and such other financial information derived therefrom included in the Offering Memorandum as is customary, and (ii) consent to being named as experts with respect to such audited financial statements.

              5.5 Operation of the Business. Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Purchaser, Seller will and will cause its Affiliates to: (a) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the ordinary course in a manner consistent with past practice, including without limitation continue their promotional activities and pricing and purchasing policies, not shorten or lengthen the customary payment cycles or otherwise change the material terms for any accounts payable or accounts receivable, continue to acquire, produce and maintain Inventory (including the mix thereof) and maintain in accordance with NSA's normal maintenance standards consistent with the past practices of the Business all equipment and machinery of whatsoever kind comprising a part of the Assets, which have (other than replacement parts or equipment) been used in the Business during the last twelve
(12) months; (b) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of the current officers, employees and agents of the Business, and maintain the relations and goodwill with all material suppliers, customers, trade creditors, employees, agents and others having a material business relationship with the Business; (c) exercise (but only after notice to and receipt of written approval from Purchaser) any rights of renewal pursuant to the terms of any of the leases or subleases set forth on Schedule 3.21(a) which by their terms would otherwise expire; (d) renew or apply for renewal of all material licenses and all Environmental Permits;(e) maintain in full force and effect the insurance described in Section 3.24(a) or insurance providing comparable coverage and all insurance currently maintained with respect to the Unwanted Property; (f) continue capital projects and make capital expenditures in connection with the Business, including without limitation those described on Schedule 3.7(b) and Schedule

3.13(c); and (g) confer with Purchaser concerning any and all operational matters of a material nature relating to or otherwise affecting the Business.

              5.6 Negative Covenants.

                     (a) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not and will cause its Affiliates not to, without the prior written consent of Purchaser, (i) amend, modify or consent to the termination of any Material Contract or any rights of the Business thereunder; (ii) engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller in this Agreement to be untrue or result in a breach of any covenant made by Seller in this Agreement;
(iii) do any of the things enumerated in the second sentence of Section 3.11(a) hereof or (iv) take any affirmative action, or fail to take any commercially reasonable action within its control, the result of which could have a Material Adverse Effect. Between the date of this Agreement and the Closing Date,(x) neither Metalsco nor Skyliner shall engage in any activity other than, in the case of Metalsco, the holding of stock of Skyliner and partnership interests in NSA and, in the case of Skyliner, holding a limited partnership interest in NSA,
(y) NSA shall not engage in any activities other than the Business, and (z) Metalsco shall not engage in or permit any activities relating to or involving the Unwanted Property except to distribute such Unwanted Property to Seller in accordance with Section 5.11.

                     (b) Seller shall not, at any time following the Closing, undertake, directly or indirectly, any challenges to or seek any modifications of the environmental, zoning or other Permits pertaining to the operation of the Business in substantially the same manner as it is operated as of the Closing Date. Nothing herein shall preclude Seller from seeking environmental Permits pursuant to the Environmental Access and Cooperation Agreement or, subject to
Section 6.4 hereof, undertaking any challenge to or seeking any modification of the Record of Decision or any consent decree or Order issued with respect thereto or with respect to other Environmental Matters relating to the Real Property for which Seller is responsible under the terms of this Agreement. At any time following the date hereof, neither Seller nor any of its Affiliates shall conduct any activities or dispose of or store any materials on, in or under the

Closed Potliner Disposal Areas, except as may be required to comply with applicable Environmental Law.

              5.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, Seller will not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any Person (other than Purchaser) relating to any transaction involving the sale of the Business or all, or substantially all or any material part of the property or assets of the Business, or any merger, consolidation, business combination, or similar transaction involving Seller or any portion of the Business.

              5.8 Labor Matters.

                     (a) Seller shall assist Purchaser in its efforts to retain the services of key Employees who shall be identified by Purchaser, subject in the case of Employees not employed exclusively in the Business to Seller's reasonable approval.

                     (b) Seller has made no representations nor will it make any representations to any of the Employees concerning whether or not they will be employed by Purchaser, or whether seniority or years of service as employees of Seller or any of its Affiliates or any other factor will be a consideration with respect to Purchaser's hiring decision.

                     (c) Seller shall retain any and all liabilities under the WARN Act relating to its sale of the Business and termination of Employees prior to the Closing and shall fulfill all obligations in accordance with such act, including without limitation providing written or other notices to affected Employees as required by the WARN Act and any other similar applicable state or federal Legal Requirement. Purchaser shall fulfill any applicable obligations under the WARN Act with respect to events which occur after the Closing.

              5.9 Regulatory and Other Authorizations; Notices and Consents.

                     (a) Seller will use its commercially reasonable efforts to obtain all authorizations, consents, orders, Environmental Permits and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Related Agreements and will cooperate fully with Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals. Seller shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date hereof and supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Seller shall promptly notify Purchaser of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit Purchaser to review in advance any proposed communication by such party to any Governmental Authority.

                     (b) Seller shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as Purchaser may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement, including, without limitation, all third party consents that are necessary in connection with the transfer of the Material Contracts.

                     (c) Seller agrees that, in the event any consent, approval or authorization necessary to preserve for the Business or Purchaser any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Seller or any of its Affiliates is a party is not obtained prior to the Closing, Seller will cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller will use its commercially reasonable efforts to provide Purchaser on a back-to-back or similar basis with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if Seller provides such rights and benefits, Purchaser shall assume the obligations and burdens thereunder.

              5.10 Non-Solicitation. From the date hereof until the Closing Date, Seller shall not solicit or make any offer of employment or otherwise offer any incentive to leave the employ of the Business to any Employee listed on Schedule 3.25(a) and, from and after the Closing Date

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
for a period of two years, Seller shall not solicit or make any offer of employment or otherwise offer any incentive to leave the employ of Purchaser to any employee of Purchaser.

              5.11 Unwanted Property. All of the Unwanted Property shall be duly and validly transferred by Metalsco or Skyliner, as the case may be, to Seller as provided in Section 2A.1 prior to the Closing without any Liability (including without limitation for any Taxes) to, or the need for further action by, Metalsco, Skyliner or NSA.

              5.12 Consent Order. . Seller acknowledges responsibility for performing, at its sole expense, all remediation activities identified in the Record of Decision and any modifications thereof required by any Order issued with respect thereto, including, without limitation, any required rerouting of utilities or access ways to the Plant. Seller further acknowledges that it should be the sole party named on any such Order, and Seller shall use its commercially reasonable best efforts to ensure that neither Purchaser nor any Affiliate of Purchaser, including without limitation Metalsco, Skyliner or NSA, is included as a party and that NSA is not named as a division of Southwire on any such Order. In the event that, despite the commercially reasonable best efforts of Southwire, Purchaser or any Affiliate of Purchaser, including without limitation Metalsco, Skyliner or NSA, is included as a party on any such Order, Seller shall nonetheless continue to be responsible for all such remediation activities, and shall indemnify Purchaser and its Affiliates from and against any Loss actually suffered by Purchaser or its Affiliates in performing any requirement of such Order.

              5.13 Supplementation and Correction of Information. Between the date of this Agreement and the Closing Date, Seller will use its best efforts to correct and supplement promptly the information set forth on the Schedules delivered by Seller pursuant to this Agreement in order to cause such Schedules to remain correct and complete in all material respects; provided, that Purchaser shall be entitled to a claim for indemnification pursuant to Section
11.2 with, respect to any breach of a representation or warranty reflected by any such connection or supplementation, and provided further that nothing in this Section 5.13 shall permit Seller to include in such corrections or supplements any references to facts, events or circumstances which, taken as a whole, individually or in the aggregate (x) reflect Liabilities of the Business in excess of One Million Dollars ($1,000,000), (y) result in, or may be reasonably likely to result in, Losses to the Business in excess of One Million Dollars ($1,000,000) or (z) may be reasonably likely to materially and adversely affect the ability of Purchaser or its Affiliates to conduct the Business, as presently conducted, on or after the Closing Date.

              5.14 Transfer of Assets; Capital Expenditures.

                     (a) Prior to the Closing Date, Seller shall duly and validly transfer to NSA title and all rights pertaining to the Additional Assets listed as items 1, 4, 5 and 6 on Schedule 1.1(a) hereto, and such Additional Assets shall constitute Assets for all purposes hereof as of the Closing Date.

                     (b) Prior to the Closing Date, Seller shall use reasonable commercial efforts to complete (i) all of the following items listed on the NSA 2000 Capital Spending budget appearing as the last page of Attachment 8 to
Schedule 3.7(a): Capital Requests Nos. 130 (Potline Five), 150 (Fume Control Equipment on Bake Furnace), 169 (Lithium Removal from Cruce Metal), 224 (Air Control Inlet Dampers), 238 (Replace Process Water Well # 2), and nos. 23 (Power Factor Correction for January 1, 2001 Contract Change) and 44 (Rebuild Number 1 Furnace in Casthouse, and (ii) the repair identified as item 3 (Pig caster) on
Schedule 3.13(c). In the event that any such capital expenditure project or repair is not completed as of the Closing Date, then an accrual for any capital expenditure remaining to be made with respect thereto shall be reflected as a liability on the Closing Balance Sheet and taken into account in making the adjustment provided for in Section 2.5.

                     (c) Notwithstanding anything to the contrary set forth in this Agreement, Seller shall be responsible for and shall pay when and as the same shall become due and payable (i) the up-front fee identified in paragraph
3) of the letter, dated July 26, 2000 from Big Rivers Electric Corporation to Mr. Tim Martin, National-Southwire Aluminum, attached hereto as Attachment 1 to
Schedule 3.7(b), and (ii) any penalties or fines which may be payable in connection with Notices of Violation issued by the Environmental Protection Agency of the State of Kentucky with respect to the Business conducted prior to the Closing Date.


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
       6. COVENANTS OF PURCHASER

              6.1 Regulatory and Other Authorizations; Notices and Consents.

                     (a) Purchaser shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date hereof and supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Purchaser shall promptly notify Seller of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit Seller to review in advance any proposed communication by such party to any Governmental Authority.

                     (b) Purchaser shall cooperate and use reasonable best efforts to assist the Seller in giving the notices and obtaining the consents and estoppel certificates referred to in Section 5.9(b); provided, however, that Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Material Contract which Purchaser may reasonably deem adverse to the interests of Purchaser or the Business.

                     (c) Purchaser shall use its best efforts to negotiate the assumption by Purchaser of the Power Contract with the existing power supplier of the Plant by means of the execution and delivery of the Power Supply Agreements.

              6.2 Labor Negotiations. From and after the date hereof, Purchaser shall, acting in good faith, use reasonable commercial efforts to reach agreement with the Union on the terms of a collective bargaining agreement (which agreement shall be satisfactory to Purchaser in its sole discretion) which shall be entered into by Purchaser with the Union as representative of the workers employed by Purchaser at the Plant, the effectiveness of which shall be a condition to the obligations of Purchaser hereunder, as set forth in Section 8.7, and to the obligations of Seller hereunder, as set forth in Section 9.6, and shall be contingent upon the Closing. Purchaser will keep Seller advised of its negotiations with the Union.

              6.3 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and the Seller for certain Tax matters following the Closing Date:

                     (a) Returns and Payments. Purchaser shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Body (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns of the Companies after the Closing Date that are due on or before (including extensions thereof) or relate to any taxable period ending on or before the Closing Date, and which have not been filed on or before the Closing Date. The Purchaser shall do the same for the Tax Returns of the Companies after the Closing Date with respect to any taxable period beginning before the Closing Date and ending after the Closing Date. With respect to any Tax Return required to be filed by the Purchaser with respect to the Companies, the Purchaser shall provide the Seller and its Representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to Seller pursuant to Section 6.3(b), together with appropriate supporting information and schedules at least fifty (50) days prior to the due date (including extensions) for the filing of such Tax Return, and the Seller shall pay to the Purchaser the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 6.3(b) in immediately available funds in order that the Tax shown on such Tax Return will be timely paid. The Seller and its Representatives shall have the right to review and comment on such Tax Return and statement prior the filing of such Tax Return. The Seller and the Purchaser agree to consult and resolve in good faith any issue arising out of the review of any such Tax Return. In the event the parties are unable to resolve any dispute within twenty (20) days following the delivery of such Tax Return by the filing party to the non-filing party, the parties shall resolve their dispute by jointly requesting that a mutually acceptable accounting firm (the "Accounting Firm") which is not the past or then current principal auditor of the Purchaser or the Seller to resolve any issue at least five (5) days before the due date of such Tax Return, in order that such Tax Return may be timely filed and the Tax shown on such Tax Return to be timely paid. The scope of the Accounting Firm's review shall be limited to the disputed items. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally


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
determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted. With respect to any Tax Return required to be filed by the Purchaser with respect to the Companies, the Purchaser shall provide the Seller and its Representatives with a statement certifying the amount of tax preparation fees paid by the Purchaser that is allocable to the Seller pursuant to Section 6.3(b), and the Seller shall pay to the Purchaser the amount of such tax preparation fees that is allocable to the Seller pursuant to Section 6.3(b) in immediately available funds within five (5) days of the receipt of such statement.

                     (b) Tax Indemnity. Provided that the Purchaser or a member of the Purchaser Affiliated Group makes a written demand for indemnification against the Seller setting forth in reasonable detail the amount and the basis for such amount ("Written Demand"), Seller shall indemnify and hold the Purchaser harmless from and against all Taxes (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith) of the members of the Company Affiliated Group with respect to all Pre-Closing Periods (as defined below), to the extent such Taxes are not reflected in the reserve for Liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, or to the extent the Seller has not paid to the Purchaser the amount of such Taxes pursuant to
Section 6.3(a). Notwithstanding the foregoing sentence, if there is a good faith dispute arising out of the Written Demand, the Seller and the Purchaser agree to consult and resolve in good faith any dispute arising out of any such Written Demand. In the event the parties are unable to resolve any such dispute within twenty (20) days following the delivery of such Written Demand by the Purchaser to the Seller, the parties shall resolve their dispute by jointly requesting the Accounting Firm to resolve any issue. The scope of the Accounting Firm's review shall be limited to the disputed items. The parties agree to be bound by the determination of the Accounting Firm. The Accounting Firm shall make any such determination within twenty-five (25) days after submission of the dispute. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted. For purposes of this section, "Pre-Closing Period" shall mean all periods ending on or before the

Closing Date, and with respect to periods beginning before the Closing Date and ending after the Closing Date, shall mean the portion of such period allocable to the Seller. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account in accordance with Section 6.3(d) below. For purposes of this Section, with respect to any Tax Return that is due on or before (including extensions thereof) or relate to any taxable period ending on or before the Closing Date, all tax preparation fees (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith) paid by the Purchaser with respect to such Tax Return shall be allocable to the Seller. For purposes of this Section, with respect to any Tax Return that relates to any taxable period beginning before the Closing Date and ending after the Closing Date, the tax preparation fees (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith) allocable to the Seller shall be deemed to be the amount of such tax preparation fees (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith) multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

                     (c) Time of Payment. The Seller shall make the indemnification payment for any amounts for which Purchaser makes a Written Demand pursuant to Section 6.2(b) within fifteen (15) days of the receipt of the Written Demand, provided, however, that if the Seller disputes any aspect of the Written Demand and such dispute is submitted to the Accounting Firm as provided in Section 6.2(b), then the Seller shall make the indemnification payment within five (5) days of receipt of the final determination by the Accounting Firm with respect to any disputes.

                     (d) Tax Refunds and Credits. The Purchaser or any entity which has at any time been a member of an affiliated group within the meaning of Code Section 1504(a) which included within such group the Purchaser (such affiliated entities together with the Purchaser, collectively a "Purchaser Affiliated Group") shall, within forty-five (45) days following receipt of any Tax refund, credit or offset, pay to the Sellers the amount of any Tax refund or credit or offset (including any interest paid or credited or any offset allowed with respect thereto), but reduced by any Taxes that the Purchaser or any member of the Purchaser Affiliated Group shall be required to pay with respect thereto, received or used, in the case of a credit or offset, by the Purchaser or any member of the Purchaser Affiliated Group of Taxes (i) relating to taxable periods or portions thereof ending on or before the Closing Date (including any Taxes allocated to such period under Section 6.3 except to the extent such Tax refund, credit or offset is based on a net operating loss carryback within the meaning of Code Section 172), or (ii) attributable to any amount paid by the Sellers under Section 6.3. The amount of any refunds or credits or offsets (including any interest paid or credited with respect thereto) received by the Purchaser or any member of the Purchaser Affiliated Group shall be for the account of the Purchaser if (i) the refund, credit or offset is of Taxes relating to taxable periods that begin after the Closing Date (including any Taxes allocated to such period under Section 6.3) or (ii) the refund, credit or offset is of Taxes relating to taxable periods or portions thereof ending on or before the Closing Date (including any Taxes allocated to such period under Section 6.3) to the extent such Tax refund, credit or offset is based on a net operating loss carryback within the meaning of Code Section 172. The Purchaser may, for its own account, claim a refund, credit or offset that relates to an adjustment to a taxable period that begins before the Closing Date that arises from an adjustment to a taxable period beginning on or after the Closing Date, provided, however, that the Seller must consent to any such refund claim, which consent may not be unreasonably withheld. For purposes of the foregoing, withholding of consent shall be reasonable if such refund claim could reasonably be expected to have a material tax cost or otherwise result in a Material Adverse Effect on the Seller, provided however, that such refund claim will not reasonably be expected to have a material tax cost or other Material Adverse Effect on the Seller to the extent such refund claim is based on a net operating loss carryback within the meaning of Code Section 172. The

Purchaser shall, if the Seller so requests and at the Seller's expense, cause the relevant entity to file for and use commercially reasonable efforts to obtain and expedite the receipt of any refund to which the Seller is entitled under Section 6.3; provided, however, that the Purchaser must consent to any such refund claim, which consent may not be unreasonably withheld. For purposes of the foregoing, withholding of consent shall be reasonable if such refund claim could reasonably be expected to have a material tax cost or otherwise result in a Material Adverse Effect to the Purchaser or a member of the Purchaser Affiliated Group, provided however, that such refund claim will not reasonably be expected to have a material tax cost or other Material Adverse Effect on the Seller to the extent such refund claim is based on a net operating loss carryback within the meaning of Code Section 172.

                     (e) Allocation of Purchase Price to Shares and Additional Assets. Within sixty (60) days following the Closing Date, Purchaser shall deliver to Seller a proposed allocation of the purchase price (together with the Assumed Indebtedness and other capitalizable costs) to the Shares and the Additional Assets. If the Seller in good faith disagrees with the proposed allocation, the Seller and Purchaser will attempt in good faith to promptly agree on allocations. If the parties cannot resolve any such dispute within thirty (30) Business Days of the delivery of such allocations, the items remaining in dispute shall be submitted to the Accounting Firm. The Seller and Purchaser shall be bound by the allocation of such items as determined by the Accounting Firm. The Accounting Firm shall make any such determination within thirty (30) Business Days after submission of the remaining disputed items.

                           (1) Purchaser and Seller agree to file all Tax Returns consistent with the allocations described in Section 6.3(e) and not to take any position inconsistent therewith for any Tax purpose.

                           (2) The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted.

                           (3) If any of the allocations described in Section 6.3(e) are disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify the other party of such dispute, and the Purchaser and Seller shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of such allocation.

                     (f) Contests. After the Closing Date, the Seller and the Purchaser shall promptly notify the other party in writing upon receipt of written notice of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Seller, the Purchaser or any member of the Purchaser Affiliated Group which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by the other party under Section 6.3. Such notice shall contain factual information (to the extent known to the notifying party) describing the asserted Liability for Taxes in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Liability for Taxes. If the indemnitee under Section 6.3 fails to give the indemnitor under Section 6.3 prompt notice of an asserted Liability for Taxes as required by this Section 6.3(f), then the indemnitor shall not have any obligation to indemnify for any loss arising out of such asserted Liability for Taxes but only to the extent that failure to give such notice results in a detriment to the indemnitor.

                           (1) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, the Seller shall have the sole right, at its expense, to control the conduct of such audit or proceeding, but only to the extent that such audit or proceeding relates to a Tax for which the Seller has a potential indemnification obligation under Section 6.3; provided, however, that if the results of such contest could reasonably be expected to have a material Tax cost to the Purchaser or any member of the Purchaser Affiliated Group for any taxable period including or ending after the Closing Date, then the Seller and the Purchaser shall, each at its own expense, jointly control the defense and settlement of any such contest and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld and, if the Seller does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding; provided, however, that the Purchaser shall not settle any such audit or proceeding without the consent of the Seller, which consent shall not be unreasonably withheld. If the Seller chooses to control the contest, the Purchaser shall promptly empower and shall cause the members of the Purchaser Affiliated Group or other party promptly to empower (by power of attorney and such other documentation as may be appropriate) such Representatives of the Seller as they may designate to represent the Purchaser or the members of the Purchaser Affiliated Group or other party or its successor in the contest insofar as the contest involves an asserted Liability for Taxes for which the Seller would be liable under
       Section 6.3. The Purchaser shall have sole control over the defense and settlement of any contest relating to taxable periods or portions thereof that begin on or after the Closing Date (including, subject to Section 6.3(f)(2) hereof, any Taxes allocated to such period under Section 6.3 or relating to taxable periods or portions thereof ending on or before the Closing Date provided the Taxes to which such contest relates are Taxes for which Seller is not liable under Section 6.3 hereof, provided, however, that if the results of any such contest otherwise controlled by the Purchaser could reasonably be expected to have a material Tax cost or otherwise result in a Material Adverse Effect to the Seller, then the Seller and the Purchaser shall jointly control the defense and settlement of any such contest and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld.

                           (2) With respect to periods beginning before the Closing Date and ending after the Closing Date, (i) each party may participate in an audit or proceeding which relates to any such period and (ii) such audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods; provided that neither party shall settle any such audit or proceeding without the consent of the other, which consent shall not be unreasonably withheld. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by the Purchaser and the Seller.

                           (3) The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the members of the Purchaser Affiliated Group to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

                           (4) The Seller shall promptly notify the Purchaser of the commencement of any claim, audit, examination or other written change or adjustment received by the Seller, in each case relating to the members of the Company Affiliated Group, by any Tax authority which could reasonably be expected to affect the Liability of the Purchaser or the members of the Purchaser Affiliated Group for a material amount of Taxes, and the Seller shall keep the Purchaser informed of the progress thereof. The failure to provide such notice shall not affect the indemnification obligations under this Section 6.3 unless the indemnified party is materially prejudiced as a result of such failure.

                     (g) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Companies shall be terminated by Companies as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any Liability thereunder and Seller should indemnify the Purchaser and the Purchaser Affiliated Group for any such Liability.

                     (h) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid and shared equally by the Seller and the Purchaser when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such similar taxes and fees, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                     (i) Cooperation and Exchange of Information. The Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in facilitating an appraisal of the shares and the Additional Assets, preparing and filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase all or a part of the Companies from the Purchaser. Such cooperation and information shall include providing copies of retained and relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Seller shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Neither the Seller nor the Purchaser shall destroy, or cause the members of the Company Affiliated Group to destroy, any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the members of the Company Affiliated Group for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) six months after the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, including extensions, or (ii) six years following the due date (including extensions) for such Tax Returns. Any information obtained under this Section 6.3(i) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                     (j) Adjustment to Purchase Price. The Seller and the Purchaser agree to treat all payments made under this Section 6.3 as adjustments to the purchase price for Tax purposes and that such treatment shall govern for purposes hereof.

                     (k) Survival. The covenants and obligations of parties under this Section 6.3, and the representations and warranties of the Seller in
Section 3.17, shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations on assessment or collection of Tax plus sixty (60) days with respect to any Taxes that would be indemnifiable by the Seller under this Agreement.

                     (l) Tax Elections. From and after the date of this Agreement, the Seller shall not without prior written consent of the Purchaser (which consent may not be unreasonably withheld) make, or cause or permit to be made, any Tax election not consistent with prior practices that could be reasonably expected to have a Material Adverse Effect.

              6.4 Environmental Cooperation and Access. From and after the Closing Date, Purchaser will cooperate with Seller with respect to Seller's obligations with respect to Environmental Matters related to the Real Property or the Closed Potliner Disposal Areas, including but not limited to the Record of Decision and any consent decree or Order issued with respect thereto; provided that each of Seller and Purchaser shall use reasonable commercial efforts to ensure that (i) the performance by Seller of its obligations with respect to Environmental Matters related to the Real Property or the Closed Potliner Disposal Areas, including but not limited to the Record of Decision and any consent decree or Order issued with respect thereto and Purchaser's cooperation therewith shall not unduly interfere with the operation of the Plant and the conduct of the Business; and (ii) the operation of the Plant and the conduct of the Business shall not unduly interfere with the performance by Seller of its obligations with respect to Environmental Matters related to the Real Property or the Closed Potliner Disposal Areas, including but not limited to the Record of Decision and any consent decree or Order issued with respect thereto. To effect the foregoing, Purchaser and Seller shall enter into the Environmental Access and Cooperation Agreement pursuant to which Purchaser shall agree to provide Seller and its authorized agents access to, and certain rights with respect to, portions of the Real Property as may be reasonably necessary to enable Seller to carry out its obligations with respect to Environmental Matters related to the Real Property or the Closed Potliner Disposal Areas, including but not limited to the Record of Decision and any consent decree or Order issued pursuant to the Record of Decision.

              6.5 Non-Solicitation. From and after the Closing Date, Purchaser shall not solicit or make any offer of employment or otherwise offer any incentive to leave the employ of Seller to any employee of Seller.

              6.6 Financing. Purchaser covenants and agrees to use good faith efforts to obtain financing sufficient in amount, when taken together with capital funds otherwise available to Purchaser, to enable Purchaser to consummate the Contemplated Transactions on the terms provided for herein.

              6.7 Post-Closing Actions.

                     (a) Purchaser agrees that, following the Closing Date, it shall not solicit or importune, and will not cause or permit any Affiliate of Purchaser to solicit or importune, any Governmental Body to require or perform any investigation, Remedial Action, correction of noncompliance or other action relating to any Environmental Matter relating to the Real Property unless required by any Environmental Law, Governmental Body, Order or third party settlement agreement.

                     (b) Purchaser agrees to cooperate with Seller post-Closing to provide reasonable access to Employees to the extent reasonably required by Seller in connection with its efforts to recover on or resolve any claims by or against Seller or any of its Affiliates in any litigation or administrative or regulatory proceedings which arose out of or related to the Business prior to Closing.

              6.8 Power Agreements. Purchaser shall use good faith efforts to satisfy any conditions required by any Power Suppliers to be satisfied by Purchaser or any Affiliate of Purchaser in order to permit the condition to Seller's obligations set forth in Section 9.3 to be fully satisfied.

              6.9 Notice of Developments. In the event that any event, circumstance, fact or occurrence shall become Known to Purchaser prior to the Closing, which event, circumstance fact or occurrence results in a breach of a representation or warranty of Seller in this Agreement in any material respect or which has the effect of making any representation or warranty of the Seller in this Agreement, including the Schedules thereto, untrue or incorrect in any material respect, Purchaser shall use reasonable commercial efforts to notify Seller thereof prior to Closing.

              6.10 Collection of Receivables. Purchaser shall use its commercially reasonable efforts to collect all Receivables included as assets on the Closing Balance Sheet. Following the Closing, payments received from account debtors with respect to Receivables shall first be applied to specific invoices when the account debtor provides invoice advice. When the account debtor provides no such advice, payments shall be applied to the oldest outstanding invoices to such account debtor that have not previously been paid and are not then in dispute.

       7. EMPLOYEE MATTERS

              7.1 Employees.

                     (a) Hourly Employees. Effective upon Closing, Purchaser will offer employment to all hourly Employees other than those hourly Employees who have informed NSA or Seller that they will not return to NSA upon the expiration of any applicable leave. Such employment will be on terms and conditions acceptable to Purchaser and agreed to with the Union.

                     (b) Salaried Employees. Effective upon Closing, Purchaser shall offer or cause to be offered employment as of the Closing Date to salaried Employees on substantially the same terms, in the aggregate, as such Employees were employed by NSA or any NSA Affiliate on the date of Closing. All salaried Employees accepting Purchaser's offer of employment are referred to herein as "Hired Salaried Employees." Purchaser shall recognize or cause to be recognized a Hired Salaried Employee's length of service with NSA or an NSA Affiliate for eligibility and vesting, but not benefit calculation, purposes under Purchaser's or its Affiliate's employee benefit programs and for purposes of entitlement to receive vacation days, sick days and holiday pay to the extent accrued and reflected on the Closing Balance Sheet, in accordance with the policies of Purchaser. Purchaser shall allow all Hired Salaried Employees to take any accrued but unused vacation days and sick days under policies of NSA or an NSA Affiliate for the calendar year in which the Closing Date occurs. For purposes of deductible limits and out-of-pocket annual maximums under their welfare plans in the year in which the

Closing occurs, Purchaser or its Affiliate shall credit each Hired Salaried Employee with any actual applicable deductibles satisfied and amounts paid toward out-of-pocket annual maximums under the same type of benefit plan in which such Hired Salaried Employee was participating on the date of this Agreement.

                     (c) Salaries and Wages; Other Liabilities. Southwire shall be responsible for paying all salaries and wages for all Employees for the time period ending at 7:00 p.m. CST on the Closing Date (the "Effective Time") and all bonuses and benefits payable to any Employees on or prior to the Effective Time, together with all withholdings required by federal, state or local law with respect to such salaries, wages and benefits. Southwire shall be responsible for paying all post-retirement benefits of retired Employees who have retired or who retire prior to or on the Closing Date. Seller shall retain all liabilities relating to the agreements identified on Schedules 3.25(b) and
(c). In addition, it is the intent of the parties that all Hired Employees who retire at any time after the Closing Date shall receive all benefits to which they may be entitled as of the Closing Date under any pre-existing annuity contract, and that such annuity contracts shall not be the responsibility of Purchaser. Purchaser shall be responsible for paying (i) all bonuses of all Hired Employees for the period from January 1, 2000 until the Effective Time that become payable after the Effective Time but only to the extent the same are accrued and reflected on the Closing Balance Sheet, (ii) all bonuses but not contributions to 401(k) Plans for periods prior to the Effective Time of all Hired Employees accruing from and after the Effective Time for the year ending December 31, 2000 whether or not accrued or reflected on the Closing Balance Sheet, (iii) all costs and liabilities for holiday pay and vacation time for the Hired Employees for service during periods after the Effective Time, and (iv) holiday pay and vacation time for Hired Employees for periods occurring prior to the Effective Time that become payable after the Effective Time but only to the extent accrued or reflected in the Closing Balance Sheet.

              7.2 Employee Benefit Plans. Effective as of the Closing Date, Hired Employees shall cease to be eligible to actively participate in the Southwire Company Profit Sharing and Retirement Plan and Trust (the "Southwire 401(k) Plan"). Effective as of the Closing Date, Purchaser shall establish or make available a defined contribution plan for Hired Employees ("Purchaser's Defined Contribution Plan"). Purchaser shall credit Hired Employees for their period of service with NSA or NSA Affiliate for purposes of eligibility and vesting under the Purchaser's Defined Contribution Plan. If the consummation of the transactions contemplated by this Agreement does not constitute a distribution event under the Southwire 401(k) Plan for a Hired Employee, then, within a reasonable period of time after the Closing Date, Southwire shall cause and Purchaser shall agree to accept a transfer from the Southwire 401(k) Plan to Purchaser's Defined Contribution Plan of an amount equal to the aggregate account balances held under the Southwire 401(k) Plan for Hired Employees. Such transfer of assets shall comply with the applicable requirements of the Code and ERISA. In addition, as part of such transfer, Purchaser's Defined Contribution Plan shall accept any promissory notes that are outstanding as of the Closing Date with respect to any Hired Employee who has taken a participant loan from the Southwire 401(k) Plan.

              7.3 Medical Coverage. No Hired Employee (or eligible dependent thereof) who is eligible and who elects to be covered under any medical or disability insurance plan of Purchaser or its Affiliate shall be excluded from coverage under such plan on the basis of a pre-existing condition that was not also excluded under the applicable Southwire or NSA medical or disability insurance plan. To the extent that a Hired Employee has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses under a medical insurance plan of Southwire or NSA for a plan year, such individual shall be credited therefor under the corresponding provisions of the corresponding plan of Purchaser or its Affiliate in which such individual participates after the Closing Date.

       8. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE


       The obligation of Purchaser to pay the Purchase Price and to take the other actions required to be taken by Purchaser at the Closing to consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

              8.1 Accuracy of Representations. All of the representations and warranties of Southwire set forth in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date; provided that for purposes of this Section 8.1, if any such representation and warranty of Seller includes within its terms a materiality qualifier such qualifier shall be disregarded solely for purposes of determining compliance with this condition as of the Closing Date, and provided further that a material breach of an immaterial representation of Seller shall not be deemed to give rise to a failure of the condition set forth in this Section 8.1 (but shall not limit Seller's indemnification obligations under Section 11.2 below).

              8.2 Seller's Performance.

                     (a) All of the covenants and obligations that Southwire is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

                     (b) Southwire shall have delivered, or caused the delivery of, each of the documents required to be delivered by Southwire pursuant to
Section 2.3(a).

                     (c) Southwire shall have executed and delivered each of the Related Agreements pursuant to Section 2.3(a).

                     (d) Purchaser shall have received the resignations, effective as of the Closing, of all directors and officers of Metalsco, Skyliner and NSA.

                     (e) Purchaser shall have received the minute books and stock register of Metalsco, certified by the Secretary or Assistant Secretary of Metalsco, as of the Closing, the minute books and stock register of Skyliner, certified by the Secretary or Assistant Secretary of Skyliner, as of the Closing, and the partnership records of NSA, certified by a duly authorized representative of NSA, as of the Closing.

                     (f) Purchaser shall have received good standing certificates for Metalsco, Skyliner and NSA from the secretary of state of the jurisdiction in which such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which the properties owned or leased by Metalsco, Skyliner or NSA, respectively, or the operation of its business in such jurisdiction, requires it to qualify to do business as a foreign corporation, except those states where the failure to be so licensed or qualified would not have a Material Adverse

Effect, in each case dated as of a date not earlier than ten (10) Business Days prior to the Closing Date .

                     (g) Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions.

              8.3 Clear Title to Shares. Seller shall be the sole and exclusive owner of, and have good and valid title to the Shares, free and clear of all Encumbrances, charges or defects of title of any nature whatsoever.

              8.4 Consents. Each of the Consents identified in Schedule 3.3(c) shall have been obtained and be in full force and effect.

              8.5 Financing. Purchaser shall have obtained financing for the Contemplated Transactions on terms and conditions satisfactory to Purchaser in its sole discretion.

              8.6 No Actions. Since the date of this Agreement, there shall not have been commenced or Threatened any Action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that would have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

              8.7 Collective Bargaining Agreement; Labor Matters.

                     (a) Purchaser shall have entered into a collective bargaining agreement with the Union, approved by the Union's International officers, setting forth the terms and conditions of the employment by Purchaser of hourly employees at the Plant from and after the Closing Date and a release of Seller from all liability, which agreement shall be satisfactory to Purchaser in its sole discretion and the effectiveness of which shall be contingent upon the occurrence of the Closing, and such agreement shall have been ratified by the local chapter of the Union.

                     (b) On the Closing Date, there shall be no labor union strikes or significant labor disputes in progress or threatened with respect to the Plant or the Business, and no request for, lawsuit seeking or Order granting, relief under Section 10(j) of the NLRA shall be pending before the NLRB or any court. Purchaser shall have no liability for any claims, including back pay, with respect to the Union or its represented Employees arising out of events occurring prior to the Closing including without limitation any Liabilities arising out of the NLRB Litigation.

              8.8 No Material Adverse Change. During the period from the date hereof through the Closing Date, there shall not have occurred any event or circumstance that has resulted or is likely to result in a Material Adverse Effect.

              8.9 HSR Act. All necessary waiting periods (and any extensions thereof) under the HSR Act applicable to the Contemplated Transactions shall have expired or been earlier terminated.

              8.10 Survey. Purchaser shall have received, at least ten (10) days prior to the Closing, at Seller's sole cost and expense, an "as-built" survey or surveys of the Real Property reasonably satisfactory to Purchaser, certified to Purchaser and the Chicago Title Insurance Company by a licensed surveyor approved by Purchaser, dated or updated not earlier than sixty (60) days prior to the Closing, complying with the 1997 edition of the ALTA and ASCM Minimum Standard Detail Requirements for Land Title Surveys, including Table A items set forth on Schedule 8.10 and showing those easements contemplated in Section 8.11.

              8.11 Easements. Seller, at its sole cost and expense, shall have executed, acknowledged and recorded each of the easements, in a form approved by Purchaser, as shall be necessary for Purchaser to operate the Business (including but not limited to those easements described on Schedule 8.11).

              8.12 Environmental Permits. All Environmental Permits required for Purchaser, as the new owner of the Shares and the assets, to conduct the Business as of the Closing Date shall be in full force and effect except (i) as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (ii) as would not materially and adversely affect Purchaser's ability to operate the Business.

              8.13 Liens. Seller and its Affiliates shall have satisfied in full and caused the release of all mechanics' liens on any of the Real Property or other Assets, to the fullest extent required by law, and there shall be no exceptions to ownership of any of the Assets existing on and as of the Closing Date, including those listed on Schedule 3.13 which have not been removed, satisfied or bonded over to Purchaser or an Affiliate of Purchaser to the reasonable satisfaction of Purchaser.

       9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE


       The obligation of Seller to take the actions required to be taken by Seller at the Closing to consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

              9.1 Accuracy of Representations. All of the representations and warranties of Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

              9.2 Purchaser's Performance.

                     (a) All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, shall have been performed and complied with in all material respects.

                     (b) Purchaser shall have delivered, or caused the delivery of, each of the documents or other items required to be delivered by Purchaser pursuant to Section 2.5(b) including, without limitation, the delivery of the payment required to be made by Purchaser to Southwire pursuant to Section 2.5(c)(i).

                     (c) Purchaser shall have executed and delivered each of the Related Agreements.

              9.3 Assumption of Power Contract. The Power Supply Agreements shall have been executed and shall be in full force and effect and Purchaser shall have used its commercially reasonable best efforts to have Seller released from its obligations relating to periods after the Closing Date under the Power Contract.

              9.4 No Actions. Since the date of this Agreement, there shall not have been commenced or Threatened any Action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that would have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

              9.5 HSR Act. All necessary waiting periods (and any extensions thereof) under the HSR Act applicable to the Contemplated Transactions shall have expired or been earlier terminated.

              9.6 Labor. Purchaser shall (a) have reached agreement with the Union releasing Seller from all Liability for back pay with respect to the Union or its represented employees of the Business relating to or arising out of events occurring prior to the Closing, including without limitation any Liabilities arising out of the NLRB Litigation, and (b) have obtained from the Union a voluntary dismissal, with prejudice, of all unfair labor practice matters pending as of the Closing Date.

              9.7 Easements. Purchaser, at Purchaser's sole cost and expense, shall have executed, acknowledged and recorded such easements, in a form approved by Seller, as shall be necessary for Seller to operate Seller's wire and cable mill adjacent to the Plant (including but not limited to those easements described on Schedule 9.7), and Purchaser shall have granted Seller such rights to portions of the Real Property as set forth in the Environmental Access and Cooperation Agreement to perform the remedial activities contemplated by the Record of Decision or as may otherwise by required by any Governmental Body with respect thereto.

       10. TERMINATION

              10.1 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

                     (a) by Purchaser, if a material breach of any of the representations, warranties or covenants of Seller set forth in this Agreement has been committed by Seller and such breach has not been waived by Purchaser or cured by Seller within ten (10) days after its receipt of written notice thereof from Purchaser;

                     (b) by Seller, if a material breach of any of the representations, warranties, or covenants of Purchaser set forth in this Agreement has been committed by Purchaser and such breach has not been waived by Seller or cured by Purchaser within ten (10) days after its receipt of written notice thereof from Seller;

                     (c) by Purchaser, if, in Purchaser's sole discretion, any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impractical (other than through the failure of Purchaser or Purchaser's Affiliates to comply with their obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;

                     (d) by Seller, if, in Seller's sole discretion, any of the conditions in Section 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impractical (other than through the failure of Seller or Seller's Affiliates to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                     (e) by mutual consent of Purchaser and Seller; or

                     (f) by either Purchaser or Seller, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date which is ninety (90) calendar days from the date hereof; provided that such date shall be extended until the date which is ten (10) Business Days following the date of receipt of final HSR Act approval in the event of any extensions required to comply with issues arising under the HSR Act, if later.

              10.2 Effect of Termination. If this Agreement is terminated pursuant to Sections 10.1(a), (b), (c), (d) or (f) such termination shall not affect any rights or remedies of the parties, respectively, arising out of such termination or the facts or circumstances giving rise thereto. If this Agreement is terminated pursuant to Section 10.1(e) all parties shall be released, effective upon such termination, from all obligations hereunder, and neither party shall have any remedy against the other arising out of such termination. The obligation of a party to treat as confidential any information of or relating to another party hereto shall survive any termination of this Agreement and shall not be extinguished thereby.

       11. INDEMNIFICATION

              11.1 Survival of Representations and Warranties; Claims. The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing until the third anniversary thereof; provided, however, that (a) the representations and warranties of Seller dealing with Tax matters shall survive as provided in Section 6.3, (b) the representations and warranties of Seller contained herein relating to Environmental Matters shall survive the Closing indefinitely, except that to the extent such representations and warranties relate to on-site conditions not Known to Seller at Closing, then as to such on-site conditions not Known to Seller at Closing such representations and warranties shall survive the Closing until the sixth anniversary thereof and the Liabilities relating to or arising out of such on-site conditions not Known to Seller at Closing shall be allocated between Seller and Purchaser in accordance with the provisions of Section 11.4, and (c) the representations and warranties of Seller contained herein relating to Unwanted Property shall survive the Closing indefinitely. Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties shall be reduced by any investigation, whether pursuant to
Section 5.1 or otherwise, made at any time by or on behalf of Purchaser. If written notice of a claim for indemnification hereunder has been given in good faith by a party prior to the expiration of the applicable period of survival of the representations and warranties on which such claim is based, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

              11.2 Indemnification by Seller. (a) Subject to Sections 11.1, 11.5 and 11.8, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including, following the Closing Date, Metalsco, Skyliner and NSA) and its and their officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss") arising out of or resulting from:

                           (i) the breach of any representation or warranty made by Seller contained in this Agreement (other than in respect of (x)
       Section 3.17 and certain amounts indemnified against under Section 6.3, it being understood that the rights and obligations of the parties with respect to indemnification for any and all Tax matters (including the breach of any representation or warranty contained in Section 3.17) shall be governed by Section 6.3; (y) Section 3.24, it being understood that the rights of the Purchaser Indemnified Parties with respect to indemnification for Environmental Matters (including the breach of any representations or warranties contained in Section 3.24) shall be governed by Section 11.2(a)(iii) and Section 11.4; and (z) Sections 3.8 and 3.9, it being the intention of the parties following the adjustment of the Purchase Price contemplated by Section 2.5 that no further claims shall be made with respect to the breach of any representation or warranty contained in such sections); or

                           (ii) the breach of any covenant or agreement by Seller contained in this Agreement (other than Section 6.3, it being understood that the rights and obligations of the parties with respect to indemnification for any and all Tax matters (including the breach of any covenant or agreement of Seller relating to Taxes set forth herein) shall be governed by Section 6.3); or

                           (iii) Environmental Matters to the extent relating to:

                                    (A) the Unwanted Property and all other
              businesses or Properties engaged in or operated by Seller or any of its Affiliates other than the Business and the Real Property, or

                                    (B) the Business conducted prior to the
              Closing Date, provided, however, (1) Seller shall only be required to indemnify any Purchaser Indemnified Party for Liabilities for Environmental Matters relating to or arising from any pre-Closing on-site disposal or Release of Hazardous Materials which is not Known to Seller as of the Closing Date to the extent provided for in Section

              11.4, and (2) Seller shall not be required to indemnify any Purchaser Indemnified Party for any Liability for any cleanup or remediation of or relating to any pre-Closing on-site disposal or Release of Hazardous Materials with respect to the Business to the extent such cleanup or remediation Liability arises as a result of
              (x) a change in any Environmental Law which takes effect after the Closing, (y) a change in the use of the Real Property or any portion thereof to anything other than industrial use or (z) Purchaser's own activities such as excavation, construction, renovation or demolition in any area of the Real Property that is or has been capped (including capping by soil or existing structures) in connection with, or the use of which is restricted pursuant to, the Record of Decision or any other Environmental Matter with respect to the Real Property for which Seller is responsible under the terms of this Agreement; or

                           (iv) Liabilities relating to or arising from employee claims as of the Closing Date, including without limitation those described in items 3 through 9 on Schedule 3.20; provided, however, Seller shall not be required to indemnify any Purchaser Indemnified Party with respect to bonuses, costs and liabilities to be paid by Purchaser as provided in Section 7.1(c); or

                           (v) Liabilities relating to the Employee Benefit Plans maintained prior to the Closing Date by Seller; or

                           (vi) Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement; or

                           (vii) Liabilities in the nature of product liability claims relating to or arising out of allegations of personal injury or property damage suffered by any third party (A) on or prior to the Closing Date or (B) attributable to products sold or shipped, or Inventory purchased or manufactured, in each case in respect of the conduct of the Business on or prior to the Closing Date; or

                           (viii) Liabilities of Seller and its Affiliates, including Metalsco, Skyliner and NSA, related to the Unwanted Property; or

                           (ix) Liabilities arising from or related to indemnification obligations of Seller and its Affiliates as contained in Leases as referred to in instruments recorded in Deed Book 107, pages 473 and 479, of said records (including the Lease recorded in Deed Book 73, page 307).


provided, however, in no event shall "Loss" include lost profits or other incidental or consequential damages unless recovered by a third party from the Person seeking indemnification hereunder.

                     (b) To the extent that Seller's undertakings set forth in this Section 11.2 may be unenforceable under applicable law, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Legal Requirement to the payment and satisfaction of all Losses incurred by a Purchaser Indemnified Party.

              11.3 Indemnification by Purchaser.

                     (a) Subject to Section 11.1, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") for any and all Losses actually suffered or incurred by them, arising out of or resulting from:

                           (i) the breach of any representation or warranty made by Purchaser contained in this Agreement; or

                           (ii) the breach of any covenant or agreement by Purchaser contained in this Agreement; or

                           (iii) Liabilities resulting in Section 11.4 Losses (as hereinafter defined), to the extent such Section 11.4 Losses are allocated to Purchaser in accordance with Section 11.4; or

                           (iv) any liabilities or obligations resulting from or arising out of the conduct of the Business after the Closing Date, except for any liabilities or obligations with respect to which Seller is obligated to indemnify a Purchaser Indemnified Party; or

                           (v) the Assumed Indebtedness and the Assumed
       Liabilities.

                     (b) To the extent that Purchaser's undertakings set forth in this Section 11.3 may be unenforceable, Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Legal Requirement to the payment and satisfaction of all Losses incurred by a Seller Indemnified Party.

              11.4 Allocation of Certain Losses. To the extent that Liabilities under Environmental Laws relate to or arise from any on-site disposal or Release of Hazardous Materials which occurred prior to the Closing and which is not Known to Seller as of the Closing Date, indemnification for Losses arising out of or resulting from such Liabilities (each a "Section 11.4 Loss") shall be allocated between Seller and Purchaser as set forth in the following paragraph; it being agreed by Seller and Purchaser that, in the case of a dispute with respect to any Liabilities under Environmental Laws that relate to or arise from any on-site disposal or Release of Hazardous Materials, as to whether the on-site disposal or Release occurred (a) prior to the Closing or (b) post-Closing, it shall be a presumption in such dispute, rebuttable by Seller, that any such disposal or Release occurred prior to the Closing, if such disposal or Release becomes Known during the period from the Closing Date through the day prior to the third anniversary of the Closing Date, and it shall be a presumption in such dispute, rebuttable by Purchaser, that any such disposal or Release occurred post-Closing, if such disposal or Release becomes Known at any time on or after the third anniversary of the Closing Date.

              Seller shall be responsible for 55% and Purchaser shall be responsible for 45% of all Section 11.4 Losses which relate to or arise from on-site disposals or Releases of Hazardous Materials which occurred prior to the Closing Date but were not Known to Seller as of the Closing Date and which become Known during the period from the Closing Date through the day prior to the fourth anniversary of the Closing Date. Seller shall be responsible for 45% and

Purchaser shall be responsible for 55% of Section 11.4 Losses which relate to or arise from on-site disposals or Releases of Hazardous Materials which occurred prior to the Closing Date but were not Known to Seller as of the Closing Date and which become Known during the period from the fourth anniversary of the Closing Date through the day prior to the sixth anniversary of the Closing Date. From and after the sixth anniversary of the Closing Date, Seller shall have no responsibility for Section 11.4 Losses (whether based on breach of representation and warranty or otherwise), and Purchaser shall be solely responsible for, and shall indemnify Seller against all Section 11.4 Losses, which relate to or arise from on-site disposals or Releases of Hazardous Materials which occurred prior to the Closing Date but were not Known to Seller as of the Closing Date and which become Known on or after the sixth anniversary date of the Closing Date.

              11.5 Certain Limitations.

                     (a) Except as set forth in the last sentence of this
Section 11.5, the Seller shall be obligated to indemnify a Purchaser Indemnified Party only when the aggregate of all Losses suffered or incurred by all Purchaser Indemnified Parties as to which a right of indemnification is provided under this Article 11 exceeds Three Hundred Seventy Five Thousand Dollars ($375,000) (the "Threshold Amount"). After the aggregate of all such Losses exceeds the Threshold Amount, the Seller shall be obligated to indemnify all Purchaser Indemnified Parties for all Losses in excess of the Threshold Amount suffered or incurred by a Purchaser Indemnified Party as to which a right of indemnification is provided hereunder. Except as set forth in the next succeeding sentence, the aggregate liability of Seller under this Article 11 shall not exceed Twenty-Five Million Dollars ($25,000,000) (the "Maximum Amount"). Notwithstanding the above, the Threshold Amount and Maximum Amount limitations shall not apply to the indemnification obligations of the Seller pursuant to Sections 6.3, 11.2(a)(iii) and 11.2(a)(viii), and the payment of amounts by the Seller pursuant to such Sections shall not count toward the calculation of the Threshold Amount or Maximum Amount.

                     (b) In the event that any Purchaser Indemnified Party shall receive any payment from any other Person under any insurance policy, indemnification agreement, warranty or other similar right in satisfaction of or recovery for any claim relating to a Loss with respect to which such Purchaser Indemnified Party was indemnified by and received payment thereon from Seller, then such Purchaser Indemnified Party shall pay over to Seller, after deducting all costs and expenses incurred by such Purchaser Indemnified Party in recouping such payment, the amount of such payment to the extent it represents a double recovery with respect to such Loss. Notwithstanding the above, no Purchaser Indemnified Party shall be under any obligation to assert or pursue any such claim relating to any Loss.

              11.6 Notification of Claims.

                     (a) A party that may be entitled to be indemnified pursuant to Section 11.2 or 11.3 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any pending or threatened claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 11 except to the extent the Indemnifying Party is prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith claims as hereinafter provided, the Indemnifying Party shall satisfy or contest its obligations under this Section 11 within 30 days after the receipt of written notice thereof from the Indemnified Party.

                     (b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such claim or demand, then the Indemnifying Party shall be entitled to assume and control the defense of such claim or demand at its expense and through counsel and consultants of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnified Party may participate in such defense and retain separate counsel and consultants at its own cost and expense, without prejudice to the rights of the parties to control the defense of their respective interests. In the event the Indemnifying Party exercises the right to undertake any such defense against any such claim or demand as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such claim or demand, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the

Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such claim or demand may be settled by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

              11.7 Indemnification Agreements. The parties hereto agree that to the extent Purchaser or any other Purchaser Indemnified Party may be entitled to indemnification pursuant to the Acquisition Agreement, on the one hand, or this Agreement, on the other hand, Purchaser or any other Purchaser Indemnified Party, as the case may be, shall be entitled to seek indemnification under any one or more of such agreements; provided that to the extent a claim is made under one or more of such agreements, the validity of such claim shall be determined separately under each such agreement and to the extent valid under more than one such agreement, Purchaser or any other Purchaser Indemnified Party may in its sole discretion elect under which agreement or agreements Seller shall make such indemnification payment (and any amounts payable in respect of such claim shall be determined in accordance with the terms and conditions of the agreement or agreements designated by Purchaser and such amounts paid shall not be taken into consideration for purposes of determining the deductible or the maximum amount recoverable under any other agreement); provided that any recovery in respect of such claim shall be limited to the amount of Loss in respect of such claim.

              11.8 Limitations. Notwithstanding anything to the contrary expressed or implied herein, no claim may be asserted by any Seller Indemnified Party or Purchaser Indemnified Party based upon the breach of any representation or warranty contained herein after the last day of the period set forth in
Section 11.1 above for which the representation or warranty that is the subject of such claim survives.

              11.9 Exclusive Remedies; Materiality. If the Closing occurs, the remedies provided in this Article 11 constitute the sole and exclusive remedies for recoveries against another party for breaches of the representations and warranties in Sections 3 and 4 and for the matters specifically listed in Sections 11.2 and 11.3 as being indemnified against (whether any claim based on the facts and circumstances giving rise to such right of indemnification could also be made in contract, breach of warranty, tort or otherwise). Purchaser's or Seller's rights to claim indemnification pursuant to Section 11.2 or 11.3 for a fact or event described in either such Section shall not be affected (except as specifically described therein and in Section 11.4 with respect to certain Environmental Matters) by Purchaser's or Seller's Knowledge of such fact or event on or before the Closing Date. Notwithstanding anything to the contrary expressed or implied herein, following the adjustment to the Purchase Price contained in Section 2.5(b)(ii), Purchaser shall have no right to such indemnification under this Article 11 for breaches of representations or warranties contained in Sections 3.9 and 3.10 hereof.

              11.10 Satisfaction of Indemnification Obligations. Subject to the limitations and procedures set forth above, claims for indemnified Losses shall be satisfied as follows:

                           (i) By Southwire. Southwire shall satisfy its liability for indemnification Losses by paying the amount of such liability to Purchaser as Purchaser directs.

                           (ii) By Purchaser. Purchaser shall satisfy its liability for indemnification Losses by paying the amount of such liability to Southwire as Southwire directs.

              11.11 Indemnity Support.

                     (a) At the Closing, Seller shall deliver to Purchaser an irrevocable letter of credit (the "Indemnity Support") in the form attached hereto as Exhibit I, payable in the amount of Fifteen Million Dollars ($15,000,000) issued in favor of Purchaser, such amount only to be reduced in accordance with Section 11.11(d) below. Such Indemnity Support shall be issued by a U.S. chartered bank with equity capital of at least $1,000,000,000 and with a long-term deposit rating of A- or better from Standard & Poor's Ratings Service (S&P) (or its equivalent from Moody's Investors Service, Inc. ("Moody's)) (such bank, the "Indemnity Support Issuer"). If the Indemnity Support Issuer's long-term deposit rating falls below BBB+ from S&P (or its equivalent from Moody's) after issuance of the Indemnity Support and the Indemnity Support is not replaced by Seller, not later than 30 days following receipt by Seller of written notice of such reduced rating, with a letter of credit in the form of Exhibit I issued by a bank with a rating which meets the requirements of the immediately preceding sentence, then Purchaser shall have the right to draw on the Indemnity Support in full. The Indemnity Support may be drawn upon by Purchaser in its discretion in the event of any Losses which may be subject to the indemnification provisions of Section 11.2(a)(iii) or Section 11.2(a)(viii). The Indemnity Support shall provide that it may be drawn upon by the Purchaser upon delivery to the Indemnity Support Issuer of a certificate in the form attached as Annex B to the Indemnity Support. The Indemnity Support shall provide that the amount of such support may be reduced upon delivery to the Indemnity Support Issuer of a certificate from Seller in the form attached as Annex D to the Indemnity Support. The Indemnity Support shall further provide that the Purchaser shall be entitled to draw the full amount of the Indemnity Support if within thirty (30) days prior to the expiration date of the then current Indemnity Support, such Indemnity Support has not been renewed or replaced by support meeting the requirements hereof in an amount equal to the then current amount thereof (or a reduced amount in accordance with Section 11.11(d)).

                     (b) Subject to the provisions of Section 11.11(c), Seller covenants and agrees to deliver within 15 days after the end of the relevant fiscal quarter to Purchaser additional Indemnity Support, in the form of Exhibit I and issued by an Indemnity Support Issuer meeting the requirements set forth in Section 11.11(a), payable in the amount of Fifteen Million Dollars ($15,000,000), which shall be in addition to the Indemnity Support provided pursuant to Section 11.11(a), if, at the end of any fiscal quarter of Seller, the net worth of Seller and its Subsidiaries on a consolidated basis ("Seller's Consolidated Net Worth") shall be equal to or less than Two Hundred Fifty Million Dollars ($250,000,000), as shown on Seller's consolidated balance sheet as of the end of such quarter prepared in accordance with GAAP consistently applied. This additional Indemnity Support may subsequently be terminated (subject to reinstatement if the condition in the first sentence of this paragraph (b) should again apply) if, following the quarterly period at the end of which Seller's Consolidated Net Worth was less than $250,000,000, the Seller's Consolidated Net Worth was greater than $250,000,000 as of the end of any two (2) consecutive quarterly periods. For the Term (as hereinafter defined), within thirty (30) days after the end of each of the first three fiscal quarters of each fiscal year of Seller, Seller shall provide to Purchaser a certificate, signed by Seller's Chief Financial Officer or Chief Executive Officer, certifying that Seller's Consolidated Net Worth as of the end of such fiscal quarter either exceeds $250,000,000 or is equal to or less than that amount, as shown on Seller's consolidated balance sheet as of the end of such quarter prepared in accordance with GAAP consistently applied. Within sixty (60) days after the end of each fiscal year of Seller, Seller shall provide to Purchaser a certificate, signed by Seller's Independent Accountant, certifying that Seller's Consolidated Net Worth as of the end of such fiscal year either exceeds $250,000,000 or is equal to or less than that amount, as shown on Seller's consolidated balance sheet as of the end of such fiscal year prepared in accordance with GAAP consistently applied.

                     (c) Seller may in its sole discretion substitute a portion of the Indemnity Support required hereunder for coverage of Environmental Matters by obtaining and maintaining an insurance policy covering any and all Environmental Matters which may be the subject of indemnification pursuant to
Section 11.2(a)(iii) or Section 11.2(a)(viii). Any such insurance policy shall be provided by an insurance carrier having a rating of A or better from A.M. Best, and such policy shall name Purchaser as an insured party. The amount, scope and terms of any such insurance policy shall be satisfactory to Purchaser in its reasonable discretion.

                     (d) The Indemnity Support delivered to Purchaser at the Closing and any additional Indemnity Support delivered to Purchaser pursuant to
Section 11.11 (b), shall have a duration of seven (7) years from the Closing Date (the "Term"), either by its terms or by providing for automatic renewal, and shall be irrevocable. The amount of the Indemnity Support shall not be reduced, except as provided in Section 11.11(b) and except in accordance with this Section 11.11(d).

                           (i) The amount of the Indemnity Support may be reduced, in the amounts specified in each of clauses (A) and (B) below, at any time, so long as (x) Seller's Consolidated Net Worth, as certified by Seller's Chief Financial Officer or Chief Executive Officer, is in excess of Two Hundred Fifty Million Dollars ($250,000,000), (y)

       Seller shall have complied with all of its obligations for indemnification under this Section 11, and (z) any of the following events shall have occurred:

                                   (A) the amount of the Indemnity Support then
               outstanding may be reduced by the amount of Five Million Dollars ($5,000,000), in the event that Seller obtains a policy of insurance from an insurance provider having a rating of A or better from A.M. Best, naming Purchaser as an additional insured thereunder (without obligation for the payment of any premium) and providing for the payment of all costs which may be incurred in connection with (1) the remediation activities required under the Record of Decision, or (2) the remediation activities required with respect to the plant site of the Gaston Copper Recycling Corporation in South Carolina (or Ten Million Dollars ($10,000,000) in the aggregate in the case of both (1) and (2)), and shall have provided to Purchaser reasonably satisfactory evidence thereof; and

                                   (B) the amount of the Indemnity Support then
               outstanding may be reduced by the corresponding amount indicated on Schedule 11.11(d), in each instance (the amount of such reductions not to exceed Two Million Dollars ($2,000,000) in the aggregate), in the event that Seller shall have obtained a final judgment or settlement, and shall have satisfied in full its obligations, if any, with respect thereto, in each of the Environmental Matters listed on Schedule 11.11(d), and shall have provided to Purchaser reasonably satisfactory evidence thereof;

The reductions in the Indemnity Support permitted by clauses (A) and (B) above may be cumulative; provided, however, that at no time prior to the end of the Term shall the amount of the Indemnity Support be reduced to less than Three Million Dollars ($3,000,000) (or Eighteen Million Dollars ($18,000,000) so long as the additional Indemnity Support has been issued and not subsequently reduced as provided in Section 11.11(b) above). The amount of the Indemnity Support shall be increased from its then current level by the amount of Five Hundred Thousand Dollars ($500,000) (but not to exceed the applicable maximum Indemnity Support amount of Fifteen Million Dollars ($15,000,000) pursuant to Section 11.11(a) or Thirty Million Dollars ($30,000,000) pursuant to Section 11.11(b), as the case may be) in the event that Seller or any of its Affiliates, or Purchaser or any of its Affiliates, shall become subject to any Liability for Environmental Matters which was not known or had not been asserted as of the Closing Date and which may be or becomes the subject of a claim for indemnification pursuant to Section 11.2(a)(iii) or (viii). Upon the occurrence of any such event, Seller shall promptly notify Purchaser thereof in writing.

                     (e) The rights of Purchaser with respect to the Indemnity Support provided for in this Section 11.11 shall be without prejudice to any other rights that Purchaser may have under this Agreement or otherwise, and Purchaser's election not to draw on the Indemnity Support in any instance shall not be deemed to be a waiver of any of such other rights of Purchaser or any further rights Purchaser may have with respect to the Indemnity Support.

       12. GENERAL PROVISIONS

              12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants. Notwithstanding the foregoing: (a) Seller shall pay the costs of obtaining a title commitment on the Real Property; and (b) Purchaser shall pay the applicable premiums for the issuance of any title insurance.

              12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Purchaser and Southwire shall mutually determine except as required by law. Purchaser will, and Southwire will cause NSA to, consult with each other concerning the means by which NSA's customers and suppliers and others having dealings with NSA will be informed of the Contemplated Transactions.

              12.3 Confidentiality. Between the date of this Agreement and the Closing Date, Seller and Purchaser maintain in confidence, and will cause their respective Related Persons and Representatives to maintain in confidence any confidential or proprietary written, oral, or other information obtained from the other party or such parties' Related Persons or Representatives in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with a Legal Requirement or Action. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. The provisions of this
Section 12.3 are intended to be complementary and supplemental to, and are not intended to supplant or supersede, any of the terms, provisions or restrictions set forth in the Confidentiality Agreement executed on April 28, 1998 between Purchaser and Southwire. To the extent that any of the terms or provisions of this Section 12.3 are inconsistent with the terms or provisions of such Confidentiality Agreement, the terms and provisions of the Confidentiality Agreement shall govern and control.

              12.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) when deposited in the mail, if sent via certified mail, with return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

        If to Southwire:     Southwire Company
                             One Southwire Drive
                             Carrollton, Georgia 30119
                             Attention:  William Hearnburg

        with a copy to:      Alston & Bird LLP
                             One Atlantic Center
                             1201 West Peachtree Street
                             Atlanta, Georgia 30309
                             Attention:  Sidney J. Nurkin

        If to Purchaser:     Century Aluminum Company
                             2511 Garden Road
                             Building A, Suite 200
                             Monterey, California 93940

                             Attention: Gerald J. Kitchen

        with a copy to:      Curtis, Mallet-Prevost, Colt & Mosle LLP
                             101 Park Avenue, 35th Floor
                             New York, New York  10178
                             Attention: Roman A. Bninski
                                        Matias A. Vega

              12.5 Governing Law; Jurisdiction; Service of Process. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to its principles pertaining to conflict of laws. Any suit or other Action seeking to enforce any provision of, or based upon any right arising out of, in connection with, or in any way relating to, this Agreement shall be brought only in the State or Federal courts sitting in the State of Delaware, unless such court shall not have jurisdiction over the parties or the claims asserted in such Action. Each party hereby irrevocably consents and submits to the jurisdiction and venue of such court and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit or Action brought in such courts and any claim that such suit or Action brought in such courts has been brought in an inconvenient forum.

              12.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things (including, without limitation, Purchaser executing and recording such easements, deed restrictions, use restrictions, access agreements or other documents, in form approved by Seller, as shall be necessary for Seller to perform the remedial activities contemplated by the Record of Decision or as may otherwise be required by any Order or Governmental Body with respect to Environmental Matters relating to the Real Property for which Seller is responsible under this Agreement), all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Related Agreements and the documents referred to in this Agreement and the Related Agreements.

              12.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

              12.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Related Agreements) a complete and exclusive statement of the terms of the agreement, including representations and warranties of Seller as to the condition of the Assets or the Business, between the parties with respect to its and their subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

              12.9 Assignments, Successors, and No Third-Party Rights. Except for (i) assignments by Purchaser to any of its Affiliates, (ii) assignments of rights to indemnification for Environmental Liabilities to any subsequent purchaser of the Plant, the Real Property, and (iii) assignments of rights hereunder by Purchaser in connection with any security to be provided by Purchaser for any financing which Purchaser may obtain from time to time, each of which assignments is hereby expressly permitted, neither of the parties may assign any of its respective rights under this Agreement without the prior consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, permitted assigns, heirs, executors, and personal representatives of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors, assigns, heirs, executors, and personal representatives.

              12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

              12.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

              12.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

              12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

              12.14 Records Retention. . For a period of seven (7) years after the Closing Date, Purchaser shall afford to Seller access to, and Purchaser shall retain and shall not destroy, all of the books, records, Governmental Authorizations, Tax Returns, reports, data, materials and documents which relate to the Business as operated prior to the Closing Date.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                      CENTURY ALUMINUM COMPANY

Attest

By:                                     By:
    ---------------------------------      -----------------------------------
                                           Gerald A. Meyers
                                           President



                                      SOUTHWIRE COMPANY

Attest

By:                                     By:
    ---------------------------------      -----------------------------------
                                           Roy Richards, Jr.
                                           Chief Executive Officer and
                                           Chairman of the Board

                          SUPPLEMENTAL SCHEDULES TO THE
                            STOCK PURCHASE AGREEMENT



                        BETWEEN CENTURY ALUMINUM COMPANY
                              AND SOUTHWIRE COMPANY

                           Dated as of April 2 , 2001

Supplemental Schedule 1.1(a)         -      Additional Assets
Supplemental Schedule 1.1(b)         -      Adjusted Working Capital
Supplemental Schedule 1.1(c)         -      Assumed Liabilities
Supplemental Schedule 1.1(d)         -      Closed Potliner Disposal Areas
Supplemental Schedule 1.1(e)         -      Excluded Employees
Supplemental Schedule 1.1(f)         -      Managers
Supplemental Schedule 1.1(g)         -      Leased Personal Property
Supplemental Schedule 1.1(h)         -      Permitted Encumbrances
Supplemental Schedule 1.1(i)         -      Real Property
Supplemental Schedule 2.6(a)         -      Contingent Consideration
Supplemental Schedule 3.2(f)         -      Subsidiaries
Supplemental Schedule 3.3(b)         -      Conflicts and Authorizations
Supplemental Schedule 3.3(c)         -      Required Consents
Supplemental Schedule 3.5            -      Exceptions to GAAP
Supplemental Schedule 3.6            -      Disclosed Liabilities
Supplemental Schedule 3.7(a)         -      Operating and Capital Expenditures;
                                            Operating Plan and Capital Budgets
Supplemental Schedule 3.7(b)         -      Capital Projects and Projected
                                            Expenditures
Supplemental Schedule 3.8(a)         -      Sales Orders
Supplemental Schedule 3.8(b)         -      Purchase Orders
Supplemental Schedule 3.9            -      Accounts Receivable
Supplemental Schedule 3.10           -      Inventories
Supplemental Schedule 3.11(a)        -      Exceptions to Conduct in the
                                            Ordinary Course
Supplemental Schedule 3.11(b)        -      Non-holding Company Activity
Supplemental Schedule 3.12(b)        -      Violations Relating to Real
                                            Property; Leases
Supplemental Schedule 3.12(c)        -      Occupancy Certificates
Supplemental Schedule 3.12(e)        -      Real Property Improvements
Supplemental Schedule 3.13           -      Exceptions to Ownership of Assets
Supplemental Schedule 3.13(a)(iii)   -      Vehicles
Supplemental Schedule 3.13(b)        -      Southwire Claims
Supplemental Schedule 3.13(c)        -      Non-Depreciated Assets Requiring
                                            Repairs
Supplemental Schedule 3.13(d)        -      Asset Transfer Restrictions
Supplemental Schedule 3.15(a)        -      Customers
Supplemental Schedule 3.16           -      Product Warranties
Supplemental Schedule 3.17           -      Tax Matters
Supplemental Schedule 3.18           -      Employee Benefit Matters

Supplemental Schedule 3.19(a)        -      Non-Compliance With Laws; Permits
Supplemental Schedule 3.19(b)        -      Non-transferable Permits
Supplemental Schedule 3.20           -      Litigation; Orders; Workers'
                                            Compensation
Supplemental Schedule 3.21(a)        -      Material Contracts
Supplemental Schedule 3.21(b)        -      Exceptions to Validity of Material
                                            Contracts
Supplemental Schedule 3.21(c)        -      Parties In Breach of Material
                                            Contracts
Supplemental Schedule 3.22(a)(i)     -      Owned Intellectual Property
Supplemental Schedule 3.22(a)(ii)    -      Licensed Intellectual Property
Supplemental Schedule 3.22(a)(iii)   -      Conflicts or Infringements
Supplemental Schedule 3.22(b)        -      Exceptions to Ownership of Owned
                                            Intellectual Property
Supplemental Schedule 3.22(d)        -      Transfer Restrictions on
                                            Intellectual Property
Supplemental Schedule 3.23(a)        -      Insurance Policies
Supplemental Schedule 3.23(c)        -      Risk Sharing Contracts
Supplemental Schedule 3.23(d)        -      Insurance Loss Experience
Supplemental Schedule 3.24(a)        -      Environmental Matters
Supplemental Schedule 3.24(e)        -      Environmental Permits
Supplemental Schedule 3.25(a)        -      Employees
Supplemental Schedule 3.25(b)        -      Employment/Consulting Contracts
Supplemental Schedule 3.25(c)        -      Employee Severance Agreements
Supplemental Schedule 3.26(a)        -      Accounts
Supplemental Schedule 3.26(b)        -      Power of Attorney
Supplemental Schedule 3.29           -      Exceptions to Year 2000 Compliance
Supplemental Schedule 3.30           -      Material Adverse Changes
Supplemental Schedule 8.10           -      Requirements for Land Title Surveys
Supplemental Schedule 8.11           -      Easements Granted in Favor of
                                            Purchaser
Supplemental Schedule 9.7            -      Easements Granted in Favor of Seller
Supplemental Schedule 11.11(d)       -      Environmental Matters Permitting
                                            Indemnification Support Reduction

         References to the "Agreement" in these supplemental schedules are references to the Stock Purchase Agreement described at the top of the prior page, references to "Southwire", "Metalsco", "Skyliner" and "NSA" are references to such entities as defined in such Stock Purchase Agreement, and other capitalized terms in these schedules shall have the same meaning as in the Agreement unless the context clearly indicates to the contrary.

         The headings in these supplemental schedules are merely for reference purposes only, and the heading shall not restrict or otherwise affect the adequacy of the disclosure or expand the representations or warranties in the Agreement. Disclosure under one heading of a supplemental schedule is deemed disclosure for all purposes of such supplemental schedule.

         All original attachments and the attachments to these supplemental schedules are hereby incorporated into and made a part of them by reference unless expressly provided otherwise.

         All supplemental schedules have been marked to show changes from the original schedules.

         Disclosure in these supplemental schedules of a matter that is not required to be disclosed does not require disclosure of any similar matters not required to be disclosed.

         These Supplemental Schedules are delivered by Seller pursuant to ss.5.13 of the Agreement on this 2nd day of April , 2001 and to the extent that they differ from the original schedules delivered by Seller on August 31, 2000 these schedules are intended to supplement, modify and amend the original schedules.

IN WITNESS WHEREOF, the parties have executed these supplemental disclosure schedules this 2nd day of April, 2001.

Century Aluminum Company                          Southwire Company

By:                                               By:
   ---------------------------------                 ---------------------------
    Gerald J. Kitchen                                 William V. Hearnburg
    Executive Vice President                          Executive Vice President